As Filed with the Securities and Exchange Commission on September 3, 2002, Registration No. 333-86262
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      _____________________________________
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        Flemington Pharmaceutical Corporation
               ---------------------------------------------------------
                (Exact name of Registrant as Specified in Its Charter)

          Delaware                        2834                    22-2407152
 -----------------------------  ---------------------------   -----------------
  (State or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)  Classification Code)      Identification No.)

                      Flemington Pharmaceutical Corporation
                               31 State Highway 12
                              Flemington, NJ  08822
                                 (908) 782-3431
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Harry A. Dugger III
                      President and Chief Executive Officer
                      Flemington Pharmaceutical Corporation
                               31 State Highway 12
                              Flemington, NJ 08822
                                 (908) 782-3431
            (Name, address, including zip code, and telephone number
                   including area code, of agents for service)
                      ____________________________________
                                   Copies to:
                            Steven F. Wasserman, Esq.
                        Brown Rudnick Berlack Israels LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 704-0100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                                  Continued  overleaf

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                              Proposed         Proposed
                                               Maximum         Maximum
  Title of Each Class of     Amount To Be   Offering Price    Aggregate       Amount of
Securities To Be Registered   Registered     Per Security   Offering Price  Registration Fee
--------------------------------------------------------------------------------------------
Common Stock(1)               8,559,852        1.82(2)        15,578,930      $1,433.26
--------------------------------------------------------------------------------------------
Common Stock(3)               7,423,299        1.82(2)        13,510,404      $1,242.96
--------------------------------------------------------------------------------------------
Common Stock(4)                 250,000       $3.18(5)          $795,000         $73.14
--------------------------------------------------------------------------------------------
Common Stock(6)                 150,000       $3.02(5)          $453,000         $41.68
--------------------------------------------------------------------------------------------
Common Stock(7)                  60,000       $2.00(5)          $120,000         $11.04
--------------------------------------------------------------------------------------------
Total                        16,443,151                                       $2,802.08(8)
--------------------------------------------------------------------------------------------



(1)  Common  stock  outstanding  held  by  selling  securityholders.

(2) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Act") based upon the closing sales price of the common stock on August 28, 2002, as reported on the NASD OTC Bulletin Board.

(3) These shares of common stock are not outstanding and are issuable upon exercise of warrants to purchase common stock (that are not being registered hereunder) held by selling securityholders. In accordance with Rule 457(g) of the Act, the offering price is based on the highest of the following: (a) the price at which such warrants may be exercised or (b) the price of the common stock as determined in accordance with Rule 457(c) under the Act. See Footnote 2.

(4) These shares of common stock are not outstanding and are issuable upon exercise of options to purchase common stock (that are not being registered hereunder) held by selling securityholders. In accordance with Rule 457(g) of the Act, the offering price is based on the highest of the following:
     (a) the price at which such options may be exercised or (b) the price of the common stock as determined in accordance with Rule 457(c) under the Act. See Footnote 5.

(5) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Act based upon the closing sales price of the common stock on August 28, 2002, as reported on the NASD OTC Bulletin Board.

(6) These shares of common stock are not outstanding and are issuable upon exercise of options to purchase common stock (that are not being registered hereunder) held by selling securityholders. In accordance with Rule 457(g) of the Act, the offering price is based on the highest of the following:
     (a) the price at which such options may be exercised or (b) the price of the common stock as determined in accordance with Rule 457(c) under the Act. See Footnote 5.

(7) These shares of common stock are not outstanding and are issuable upon exercise of warrants to purchase common stock (that are not being registered hereunder) held by selling securityholders. In accordance with Rule 457(g) of the Act, the offering price is based on the highest of the following: (a) the price at which such warrants may be exercised or (b) the price of the common stock as determined in accordance with Rule 457(c) under the Act. See Footnote 5.

(8)  $4,394.83  previously  paid.

                          ----------------------------

     Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

                          ----------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registra-tion Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                    Subject  to  Completion;  dated  September 3, 2002


                        16,443,151 Shares of Common Stock

                                       of

                      Flemington Pharmaceutical Corporation

     We are registering up to 16,443,151 shares of our common stock for sale by certain shareholders of our company identified in this prospectus. These shareholders are referred to throughout this prospectus as "selling securityholders."

     These individuals who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sales of shares by the selling securityholders but we may receive funds from the exercise of their warrants or options.

     Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "FLEM". On August 28, 2002, the closing sales price for the common stock on the OTC Electronic Bulletin Board was $1.82 per share.

     Our principal executive offices are located at 31 State Highway 12, Flemington, NJ 08822. Our telephone number is (908) 782-3431.

     Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 6 before you decide to purchase any common stock.

                      ____________________________________

     Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is September __, 2002

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

Prospectus summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Selected financial data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Safe harbor statements under the private securities litigation reform act of 1995 . .   5
Risk factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Use of proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Selling securityholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Plan of distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Directors, Executive Officers, Promoters and Control Persons. . . . . . . . . . . . .  19
Security ownership of certain beneficial owners and management. . . . . . . . . . . .  22
Description of securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Disclosure of commission position on indemnification for securities act liabilities .  26
Our business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Management's discussion and analysis of financial condition and results of operations  38
Certain relationships and related transactions. . . . . . . . . . . . . . . . . . . .  42
Market for common equity and related stockholders matters . . . . . . . . . . . . . .  43
Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Legal matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               Prospectus summary


     This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Flemington and our financial statements and the related notes appearing elsewhere in this prospectus.

                                   Our company

     Flemington is engaged in consulting activities and the development of novel application drug delivery systems for presently marketed prescription and over-the-counter ("OTC") drugs. Our (both patented and patent-pending) delivery systems are lingual sprays, enabling drug absorption through the oral mucosa and more rapid absorption into the bloodstream than presently available oral delivery systems. Our proprietary oral dosage delivery systems enhance and greatly accelerate the onset of the therapeutic benefits which the drugs are intended to produce. We refer to our delivery systems as Immediate-Immediate Release (I2RTM) because our delivery systems are designed to provide therapeutic benefits within minutes of administration. Our development efforts for our novel drug delivery systems are concentrated on drugs which are already available and proven in the marketplace. In addition to increasing bioavailability by avoiding metabolism by the liver before entry into the bloodstream, we believe that our proprietary delivery systems offer the following significant advantages: (i) improved drug safety profile by reducing the required dosage, including possible reduction of side-effects; (ii) improved dosage reliability; (iii) allowing medication to be taken without water; and (iv) improved patient convenience and compliance.

     In light of the material expense and delays associated with independently developing and obtaining approval of pharmaceutical products, we will continue to seek to develop such products through collaborative arrangements with major pharmaceutical companies, which will fund that development. Due to our small revenue base, low level of working capital and inability to increase the number of development agreements with pharmaceutical companies, we have been unable to aggressively pursue our product development strategy. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to undertake our business plan. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

     Since our inception in 1982, we have been a consultant to the pharmaceutical industry, focusing on product development activities of various European pharmaceutical companies, and since 1992 have used our consulting revenues to fund our own product development activities. Our recent focus on developing our own products evolved naturally out of our consulting experience for other pharmaceutical companies. Substantially all of our revenues have been derived from our consulting activities. In 1998, we changed the name under which we perform our consulting activities from Pharmaconsult to FPC Consulting. Our principal business address is 31 State Highway 12, Flemington, New Jersey, 08822, and our telephone number is (908) 782-3431.

                                  The Offering


Shares outstanding before offering (1)                     14,441,052  shares  of  common  stock.

Shares outstanding offered by selling security holders     8,559,852  shares  of  common  stock.

Shares underlying warrants and options                     7,883,299  shares  of  common  stock.
offered by selling securityholders


Plan if Distribution                                       The  offering  of  our  shares  of
                                                           common  stock  is  being  made  by
                                                           shareholders  of  our  company  who
                                                           wish to sell their shares. Sales of
                                                           our common stock may be made by the
                                                           selling securityholders in the open
                                                           market  or  in privately negotiated
                                                           transactions  and at market prices,
                                                           fixed  prices or negotiated prices.

Use of Proceeds                                            We  will  not  receive  any  of the
                                                           proceeds  from  the  sale  of  the
                                                           shares  owned  by  the  selling
                                                           securityholders.  However,  we  may
                                                           receive  funds  if  warrants  or
                                                           options  are  exercised  for  cash.
                                                           However,  most  of the warrants and
                                                           options  contain  provisions  for
                                                           cashless  exercise.  Such funds, if
                                                           any,  will  be  used  for  working
                                                           capital  and  general  corporate
                                                           purposes.

------------

(1) As of July 31, 2002

                                        4

                            Selected financial data

     The following selected financial data is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The financial information set forth below is audited with respect to the annual period ended July 31, 2001 and unaudited for the nine month period ended April 30, 2002, and has been prepared by our management.


                                   9 Mos.             Years Ended
                                 Ended Apr.              July 31
                                    30
                                   2002          2001          2000


SUMMARY OPERATING DATA
Consulting Revenues . . . . .  $   335,000   $   300,000   $   282,000
Interest Income . . . . . . .       32,000        23,000        44,000
Total Revenues. . . . . . . .  $   367,000   $   323,000   $   326,000
Expenses. . . . . . . . . . .    3,043,000     1,478,000     1,505,000
  Net Loss Before Taxes . . .  $(2,676,000)  $(1,155,000)  $(1,179,000)
  Deferred Income Tax Benefit       88,000        46,000             -
  Net Loss. . . . . . . . . .  $ 2,588,000   $ 1,109,000   $ 1,179,000

Net Loss Per Common Share . .  $      (.25)  $      (.18)  $      (.27)




BALANCE SHEET DATA
Working Capital . . . . . . .  $ 4,308,000   $   646,000   $   667,000
Total Assets. . . . . . . . .  $ 5,035,000   $   984,000   $ 1,059,000
Total Liabilities . . . . . .  $   398,000   $    88,000   $   217,000
Shareholders' equity. . . . .  $ 4,637,000   $   896,000   $   842,000



Safe harbor statements under the private securities litigation reform act of
1995

     This prospectus includes "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933 apply to forward-looking statements made by us. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "plans," "future," "intends," "continue," "estimate" or "anticipates" or the negatives or variations of these terms, and other comparable terminology. In addition, any statements discussing strategy that involve risks and uncertainties are forward-looking.


     Forward-looking statements involve risks and uncertainties, including those risks and uncertainties identified in the section of this prospectus beginning on page 6 titled "Risk Factors" and those risks and uncertainties identified elsewhere in, or incorporated by reference into, this prospectus. Due to these risks and uncertainties, the actual results that we achieve may differ materially from these current expectations, and we assume no obligation to update this information. In preparing this prospectus, we may have made a number of assumptions and projections about the future of our business. These assumptions and projections could be wrong for several reasons including, but not limited to, those factors identified in the "Risk Factors" section.

     You are urged to carefully review and consider the various disclosures that we make in this prospectus, any subsequent prospectus supplement and in our other reports filed with the Commission. These disclosures attempt to advise interested parties of the risk factors that may affect our business and the market price of our shares of common stock.

                                  Risk factors

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we may face.

     We  have  a  history  of  losses

     We had an accumulated deficit at April 30, 2002 of approximately $8,111,000. We incurred operating losses in six of the last seven fiscal years ended July 31 including a net loss of approximately $1,109,000 for the year ended July 31, 2001. We also had a net loss of approximately $2,588,000 for the nine month period ended April 30, 2002. Because we increased our product development activities, we anticipate that we will incur substantial operating expenses in connection with continued development, testing and approval of our proposed products, and expect these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate product sales levels.

     We  are  dependent  on  principal  clients

     To date, substantially all of our revenues have been derived from consulting services rendered to a limited number of clients, the loss of certain of which would have an adverse effect on us. For the year ended July 31, 2001, consulting activities relating to our two (2) largest clients, with which we have written agreements, accounted for approximately 40%, and 18% respectively, of our revenues. There can be no assurance that our clients will continue to seek consulting services from us or that we will continue to provide consulting services to the industry. See "Business- Customer Dependence."

     Our  Business  is  evolving

     Although we have received revenue from our own product development activities, these revenues are insignificant as compared to our revenues from product development consultation work done for our clients. The nature of our revenue received from our own product development consists of payments by pharmaceutical companies for research and bioavailability studies, pilot clinical trials, and similar milestone-related payments. Subject to additional funding, we expect to continue our consulting activities despite increasing our product development activities. Our future growth and profitability will be dependent upon our ability to successfully raise additional funds to complete the development of, obtain regulatory approvals for, and license out or market, our own proposed products. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by frequent new product introductions. We anticipate that we will incur substantial operating expenses in connection with the development, testing and approval of our proposed products and expect these expenses to result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate levels of sales or license revenues. There can be no assurance that we will be able to raise additional financing, increase revenues significantly, or achieve profitable operations.

     We will require significant capital requirements for product development and commercialization

     We have significant capital requirements necessary to fund planned expenditures in connection with the research, development, testing and approval of our proposed products. We anticipate, based on our current proposed plans and assumptions relating to our operations (including the timetable of, and costs associated with, new product development), that the proceeds of our 2001 and 2002 private placements and projected cash flow from operations will be sufficient to satisfy our contemplated cash requirements for at least 7 months from the date hereof. Due to our small revenue base, low level of working capital and inability to increase the number of development agreements with pharmaceutical companies, we have been unable to aggressively pursue our product development strategy. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to aggressively pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to us on acceptable terms, if at all. In view of our very limited resources, anticipated expenses and the competitive environment in which we operate, any inability to obtain additional financing could severely limit our ability to complete development and commercialization of our proposed products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We  do  not  have  commercially  available  products

     Our principal efforts are the development of, and obtaining regulatory approvals for, our proposed products. We anticipate that marketing activities for our proprietary products, whether by us or one or more licensees, will not begin until 2003 at the earliest. Accordingly, it is not anticipated that we will generate any revenues from royalties or sales of proprietary products until regulatory approvals are obtained and marketing activities begin. There can be no assurance that any of the proposed proprietary products will prove to be commercially viable, or if viable, that they will reach the marketplace on the timetables desired by us. The failure or the delay of these products to achieve commercial viability would have a material adverse effect on us. See "Business
-  Proposed  Products"  and  "  -  Government  Regulation."

     We  have  not  completed  product  development

     The development of our proposed products has not been completed and we will be required to devote considerable effort and expenditures to complete such development. In addition to obtaining adequate financing, satisfactory completion of development, testing, government approval and sufficient production levels of such products must be obtained before the proposed products will become available for commercial sale. We do not anticipate generating material revenue from product sales until perhaps 2003 or thereafter. Other potential products remain in the conceptual or very early development stage and remain subject to all the risks inherent in the development of pharmaceutical products, including unanticipated development problems, and possible lack of funds to undertake or continue development. These factors could result in abandonment or substantial change in the development of a specific formulated product. There can be no assurance that any of our proposed products will be successfully developed, be developed on a timely basis or be commercially accepted once developed. The inability to successfully complete development, or a determination by us, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which we have made significant capital expenditures, could have a material adverse effect on us.

     We  do  not  have  direct  consumer  marketing  experience

     We have no experience in marketing or distribution at the consumer level of our proposed proprietary products. Moreover, we do not have the financial or other resources to undertake extensive marketing and advertising activities. Accordingly, we intend generally to rely on marketing arrangements, including possible joint ventures or license or distribution arrangements with third parties. We have not entered into any significant agreements or arrangements with respect to the marketing of our proposed products, and there can be no assurance that we will do so in the future or that any such products can be successfully marketed. Our strategy to rely on third party marketing arrangements could adversely affect our profit margins. See "Business - Marketing and Distribution."

     We  must  comply  with  good  manufacturing  practices

     The manufacture of our pharmaceutical products will be subject to current Good Manufacturing Practices ("cGMP") prescribed by the FDA, pre-approval inspections by the FDA or foreign authorities, or both, before commercial manufacture of any such products and periodic cGMP compliance inspections thereafter by the FDA. There can be no assurance that we or any third party manufacturer will be able to comply with cGMP or satisfy pre- or post-approval inspections in connection with the manufacture of our proposed products. Failure or delay by us or any such manufacturer to comply with cGMP or satisfy pre- or post-approval inspections would have a material adverse effect on us. See "Business-- Manufacturing."

     We  are  dependent  on  our  suppliers

     We believe that the active ingredients used in the manufacture of our proposed pharmaceutical products are presently available from numerous suppliers located in the United States, Europe, India and Japan. We believe that certain raw materials, including inactive ingredients, are available from a limited number of suppliers and that certain packaging materials intended for use in connection with our spray products currently are available only from sole source suppliers. Although we do not believe we will encounter difficulties in obtaining the inactive ingredients or packaging materials necessary for the manufacture of our products, there can be no assurance that we will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such materials. We have a written supply agreement with Dynamit Nobel for certain raw materials for the nitroglycerin lingual spray product. With respect to other suppliers, we operate primarily on a purchase order basis beyond which there is no contract memorializing our purchasing arrangements. The inability to enter into agreements or otherwise arrange for adequate or timely supplies of principal raw materials and the possible inability to secure alternative sources of raw material supplies could have a material adverse effect on our ability to arrange for the manufacture of formulated products. In addition, development and regulatory approval of our products are dependent upon our ability to procure active ingredients and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a supplemental application to use a new supplier would be required if active ingredients or such packaging materials were no longer available from the originally specified supplier, which could result in manufacturing delays. See "- Business- Raw Materials and Suppliers."

     We  face  intense  competition

     The markets which we intend to enter are characterized by intense competition. We or our licensees may be competing against established pharmaceutical companies which currently market products which are equivalent or functionally similar to those we intend to market. Prices of drug products are significantly affected by competitive factors and tend to decline as competition increases. In addition, numerous companies are developing or may, in the future, engage in the development of products competitive with our proposed products. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as enhanced dosage from technologies gain greater acceptance. Additionally, the markets for formulated products which we have targeted for development are intensely competitive, involving numerous competitors and products. Most of our prospective competitors possess substantially greater financial, technical and other resources than us. Moreover, many of these companies possess greater marketing capabilities than us, including the resources necessary to enable them to implement extensive advertising campaigns. There can be no assurance that we will have the ability to compete successfully. See "Business - Competition."

     The absence of product liability insurance coverage may affect our business

     We may be exposed to potential product liability claims by consumers. We presently maintain no product liability insurance coverage. Although we will seek to obtain product liability insurance before the commercialization of any proprietary products, there can be no assurance that we will be able to obtain such insurance or, if obtained, that any such insurance will be sufficient to cover all possible liabilities to which we may be exposed. In the event of a successful suit against us, insufficiency of insurance coverage could have a material adverse effect on us. In addition, certain food and drug retailers require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Failure to satisfy such insurance requirements could impede the ability of us or our distributors to achieve broad retail distribution of our proposed products, which could have a material adverse effect on us. See "Business - Product Liability."

     Extensive  government  regulation  may  affect  our  business

     The development, manufacture and commercialization of pharmaceutical products are generally subject to extensive regulation by various federal and state governmental entities. The FDA, which is the principal United States regulatory authority, has the power to seize adulterated or misbranded products and unapproved new drugs, to request their recall from the market, to enjoin further manufacture or sale, to publicize certain facts concerning a product and to initiate criminal proceedings. As a result of federal statutes and FDA regulations, pursuant to which new pharmaceuticals are required to undergo extensive and rigorous testing, obtaining pre-market regulatory approval requires extensive time and expenditures. Under the Federal Food, Drug and Cosmetic Act (the "FDC Act"), a new drug may not be commercialized or otherwise distributed in the United States without the prior approval of the FDA. The FDA approval processes relating to new drugs differ, depending on the nature of the particular drug for which approval is sought. With respect to any drug product with active ingredients not previously approved by the FDA, a prospective drug manufacturer is required to submit a new drug application ("NDA"), including complete reports of pre-clinical, clinical and laboratory studies to prove such product's safety and efficacy. The NDA process generally requires, before the submission of the NDA, submission of an IND pursuant to which permission is sought to begin preliminary clinical testing of the new drug. An NDA, based on published safety and efficacy studies conducted by others, may also be required to be submitted for a drug product with a previously approved active ingredient if the method of delivery, strength or dosage form is changed. Alternatively, a drug having the same active ingredient as a drug previously approved by the FDA may be eligible to be submitted under an ANDA, which is significantly less stringent than the NDA approval process. While the ANDA process requires a manufacturer to establish bioequivalence to the previously approved drug, it permits the manufacturer to rely on the safety and efficacy studies contained in the DNA for the previously approved drug. We believe that some of our drug products developed in capsule form will be substantially similar to products which have previously obtained FDA approval and, accordingly, that approvals for such products can be obtained by submitting an ANDA. We, however, may be required, before submitting an ANDA, to submit a suitability petition, the purpose of which is to permit the FDA to evaluate whether a change in strength, dosage form or method of delivery is significant enough to require clinical trials and, therefore, an NDA filing. There can be no assurance that the FDA will not require us to conduct clinical trials for such products and otherwise comply with the NDA approval process. We believe that products developed in spray dosage form will require submission of an NDA. We estimate that the development of new formulations of pharmaceutical products, including formulation, testing and obtaining FDA approval, generally takes three to five years for the ANDA process and four to seven years for the NDA process. There can be no assurance that our determinations will prove to be accurate or that pre-marketing approval relating to our proposed products will be obtained on a timely basis, or at all. The failure by us to obtain necessary regulatory approvals, whether on a timely basis, or at all, would have a material adverse effect on our business.

     We  are  dependent  on  existing  management

     Our success is substantially dependent on the efforts and abilities of our founder, President and Chief Executive Officer, Harry A. Dugger, III, Ph.D., our Chairman, John Klein, and our Chief Financial Officer, Donald Deitman. Mr.
Klein is not required to devote full time to us. Decisions concerning our business and our management are and will continue to be made or significantly influenced by these individuals. The loss or interruption of their continued services would have a materially adverse effect on our business operations and prospects.

     We  are  controlled  by  current  stockholders,  officers  and  directors

     Management and our affiliates currently beneficially own (including shares they have the right to acquire) approximately 83% of our common stock. These persons are and will continue to be able to exercise control over the election of our directors and the appointment of officers, increase the authorized capital, dissolve, merge or engage us in other fundamental corporate transactions.

     There is a potential adverse effect if we redeem our publicly traded warrants

     The warrants issued in connection with our initial public offering may be redeemed by us, at a redemption price of $.10 per warrant, upon not less then thirty days prior written notice provided the last sale price of our common stock on the NASD OTC Bulletin Board, Nasdaq (or another national securities exchange) for twenty consecutive trading days ending within three days of the notice of redemption, equals or exceeds 200% of the current warrant exercise price, subject to adjustment. Redemption of the warrants could force the holders thereof to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption. The warrants expire in November 2002.

     The limited prior public market and trading market may cause possible volatility in our stock price

There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Stock market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuation, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

     Penny stock regulations may impose certain restrictions on marketability of our securities

The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

     Shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     - control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     - manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     - "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

     - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

     Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.


     Additional authorized shares of common stock and preferred stock available for issuance may adversely affect the market

We are authorized to issue 50,000,000 shares of our common stock. As of July 31, 2002 there were 14,441,052 shares of our common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include the exercise of options or warrants. We have reserved up to 13,110,281 shares of our common stock for issuance upon exercise of stock options and warrants. Of the reserved shares, a total of 2,075,000 shares have been reserved among Flemington's 1992, 1997 and 1998 Stock Option Plans, of which options to purchase an aggregate of 500,000, 500,000 and 787,500 shares have been issued under the respective Plans. Another 2,800,000 shares are reserved for issuance and available for the options granted pursuant to the terms of the employment agreements of Mr. Moroney, a former director, Dr. Dugger, our CEO, Robert Galler, a director, and John Klein, our chairman and Mohammed El-Shafy, Vice President of Formulation Development. All of such options and warrants contain provisions for cashless exercise.

     Exercise of the outstanding convertible securities, will reduce the percentage of common stock held by the public stockholders. Further, the terms on which we could obtain additional capital during the life of the convertible securities may be adversely affected, and it should be expected that the holders of the convertible securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current shareholders to suffer significant dilution which may adversely affect the market.

     In addition to the above-referenced shares of common stock which may be issued without shareholder approval, we have 1,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of common stock.

     Shares  eligible  for  future  sale  may  adversely  affect  the  market

Of the 14,441,052 shares of common stock (as of July 31, 2002) held by our present stockholders, 7,774,385 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of Flemington and who has satisfied a two-year holding period. In addition, 8,559,852 shares of our outstanding common stock are being registered for resale by certain selling stockholders.

     We have reserved up to 13,110,281 shares of common stock for issuance upon exercise of various stock options and warrants, of which 1,600,000 shares were registered under a Registration Statement on Form S-8 under the Act (with the balance registered under a registration statement of which this prospectus forms a part). Although all of our officers and directors have executed lock-up agreements in which they agreed not to publicly offer, sell or otherwise dispose of directly or indirectly, any of our securities owned by them, until December 2002 (except that 50% of each such person's shares have already been released and that on each of September 12, 2002 and December 12, 2002, 25% of each such person's remaining shares become released from such lock-up), any substantial sale of common stock pursuant to Rule 144 may have an adverse effect on the market price of our securities.

     Limitation  on  director/officer  liability

As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

     We  have  no  history  of  paying  dividends  on  our  common  stock

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

                                Use of proceeds

     We will not receive any of the proceeds from the sale of the shares owned by the selling securityholders. However, we may receive funds if warrants are exercised for cash. All of such warrants contain provisions for cashless exercise. We intend to use all of such proceeds, if any, for working capital and general corporate purposes. Pending use of the proceeds, they will be invested in short-term, interest bearing securities or money market funds.

                            Selling securityholders

     The following table sets forth the shareholders who are offering their shares for sale under this prospectus, the amount of shares owned by such shareholder prior to this offering, the amount to be offered by such shareholder and the amount to be owned by such shareholders following completion of the offering. The prior-to-offering figures are as of April 15, 2002. All share numbers are based on information that these shareholders supplied to us. This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

     The percentage interest of each selling securityholder is based on the beneficial ownership of that selling securityholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling securityholder (but not any other selling shareholder) when exercising warrants or other rights in the future.

                                        Position  with   Number of    Percentage of    Number of    Number of Shares
Name                                     The  Company   Shares Owned   Shares Owned   Shares Being    Owned After
                                                          Prior to                      Offered         Offering
                                                          Offering


Eduard Orlov and Roman   Orlov, JTWROS (1)    None           641,377      4.4%               0

Christopher Hohenthal                         None            25,000        *           25,000           0

Alf Johansson                                 None            25,000        *           25,000           0

Carol Franco                                  None            40,000        *           40,000           0

Lemeau Arrot Watt                             None            33,333        *           33,333           0

Leonard Cohen                                 None            33,333        *           33,333           0

Henderson Orthopedics - Profit Sharing Plan   None            20,800        *           20,000         800

Ronald Brown                                  None            66,666        *           66,666           0

C. Ames Byrd                                  None            24,000        *           24,000           0

Gilbert Kaye Trust                            None            60,000        *           60,000           0

Robert Karsten                                None           100,000        *          100,000           0

Israel Cohen                                  None            66,666        *           66,666           0

Jerome Belson                                 None           500,000     3.45%         100,000     400,000

Harvey Ross                                   None            50,000        *           50,000           0

Gerald A. Brauser                             None           150,000     1.03%         100,000      50,000

E. Gerald Kaye                                None           200,000     1.38%         200,000           0

Michael Stahl                                 None            20,000        *           20,000           0

Marvin Sheeber                                None            34,000        *           34,000           0

G. Michael Dart                               None            60,000        *           60,000           0

Lindsay Dart                                  None            60,000        *           60,000           0

Elizabeth Dart                                None            60,000        *           60,000           0

Lindsay A. Rosenwald (2)(4)                   None        13,233,334    62.84%      13,233,334           0

                                       14

Biomedical Investment   Group, LLC (3)(4)     None         5,333,334    31.18%       5,333,334           0

Saggi Capital Corp.                           None           600,000     3.99%       280,000(5)    320,000

Bridge Ventures Inc.                          None           375,000     2.58%       280,000(6)     95,000

Lawrence Zaslow                               None            14,379        *           14,379           0

Peter Adolph                                  None            17,553        *           17,553           0

Marc Komorsky                                 None            17,553        *           17,553           0

First Montauk Securities(7)                   None            13,389        *           13,389           0

Daniel Walsh(8)                               None            37,766        *           37,766           0

Kevin Martin(9)                               None            37,765        *           37,765           0

Charles Eckert                                None            24,517        *           24,517           0

Kevin Raidy                                   None            35,003        *           35,003           0

Samuel Shipley                                None            24,517        *           24,517           0

William Wood(10)                              None             5,000        *            5,000           0

Carol Adaman(11)                              None             3,000        *            3,000           0

Trout Group(12)                               Consultant      60,000        *           60,000           0

Alexander Resources(13)                       None            10,000        *           10,000           0

Willstar Corp.(14)                            None            10,000        *           10,000           0

Mill River Capital (15)                       None            20,000        *           20,000           0

Donald Drapkin(16)                            Consultant     250,000     1.73%         250,000           0

Mohammed Abd El-Shefy(17)                     Officer        150,000     1.02%         150,000           0

Riverdale Partners(18)                        None           100,000        *          100,000           0


     *Less  than  1%

     (1) Includes 9,712 warrants (50% of which are owned individually by each of Eduard and Roman Orlov) exercisable at $.75 per share which expires in May 2011.
     (2) Includes 3,950,000 warrants exercisable at $.75 per share which expires in December 2008 and 2,666,667 warrants exercisable at $.75 per share, held by Biomedical Investment Group, LLC (See Footnote 3 below) which expire in March 2009.
     (3) Includes 2,666,667 warrants exercisable at $.75 per share which expire in March 2009.
     (4) Biomedical Investment Group, LLC is a limited liability company which is wholly owned by Lindsay A. Rosenwald.

     (5) Includes 280,000 warrants, 80,000 of which are exercisable at $1.00 per share and expire in January 2010 and 200,000 of which are exercisable at $.75 per share and expire in November 2010. Also includes 320,000 options, 200,000 of which are exercisable at $2.00 per share and 120,000 of which are exercisable at $1.00 per share, all of which expire in March 2003.
     (6) Includes 280,000 warrants, 80,000 of which are exercisable at $1.00 per share and expire in January 2010 and 200,000 of which are exercisable at $.75 per share and expire in November 2010.
     (7) Includes 13,389 warrants exercisable at $.75 per share which expire in May 2011.
     (8) Includes 37,766 warrants exercisable at $.75 per share which expire in May 2011.
     (9) Includes 37,765 warrants exercisable at $.75 per share which expire in May 2011.
     (10) Includes 5,000 warrants exercisable at $.75 per share which expire in December 2008.
     (11) Includes 3,000 warrants exercisable at $.75 per share which expire in December 2008.
     (12) Includes 60,000 warrants exercisable at $2.00 per share which expire in January 2007.
     (13) Includes 10,000 warrants exercisable at $1.00 per share which expire in January 2010.
     (14) Includes 10,000 warrants exercisable at $1.00 per share which expire in January 2010.
     (15) Includes 20,000 warrants exercisable at $1.00 per share which expire in January 2010.
     (16) Includes 250,000 non-plan options exercisable at $3.18 per share which expire in April 2012.
     (17) Includes 150,000 non-plan options exercisable at $3.02 per share which expire in May 2012.
     (18) Includes 50,000 warrants exercisable at $.75 per share which expire in December 2008.

                              Plan of distribution

     In this section of the prospectus, the term "selling securityholder" means and includes: (1) the persons identified in the tables above as the selling securityholders and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

     The common stock offered by this prospectus may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer those shares through underwriters, brokers, dealers, agents or other intermediaries. The selling securityholders as of the date of this prospectus have advised us that at that time there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling securityholders may be effected in one or more transactions that may take place on the OTC Electronic Bulletin Board (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling securityholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Electronic Bulletin Board; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of the common stock.

     The selling securityholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling securityholder. The selling securityholder also may sell shares short and redeliver the shares to close out such short positions. The selling securityholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

     The selling securityholders also may lend or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

     Although the common stock covered by this prospectus are not currently being underwritten, the selling securityholders or their underwriters, brokers, dealers or other agents or other intermediaries that may participate with the selling securityholders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

     At the time a particular offer of common stock is made by or on behalf of a selling securityholder, to the extent required under applicable rules of the SEC, we will prepare a prospectus supplement setting forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers, agents or other intermediaries, if any, the purchase price paid by any underwriter for securities purchased from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to others, and the proposed selling price to the public.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling securityholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling securityholders.

     In order to comply with certain state securities laws, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by Flemington. However, any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling securityholders.

We have agreed to indemnify certain of the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which any of those securityholders may be required to make in respect thereof.

          Directors, Executive Officers, Promoters and Control Persons


Officers  and  directors

          The names and ages of the directors and executive officers of Flemington are set forth below. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board to service at the pleasure of the Board.

Name                                 Age           Position  with  the  Company

Harry  A.  Dugger,  III,  Ph.D.      65            President,  Chief  Executive  Officer  and  Director
John  Klein                          56            Chairman  of  the  Board
Donald  Deitman                             59            Chief  Financial  Officer
Robert  F.  Schaul,  Esq.            62               Secretary  and  Director
Jack  J.  Kornreich,  Esq.           62            Director
Robert  C. Galler                    41            Vice President - Corporate Development and Director
Mohammed  Abd El-Shefy, Phd.         47            Vice President - Formulation Development

Background  of  Executive  Officers  and  Directors

Harry A. Dugger, III, Ph.D. Dr. Dugger is a founder of Flemington and has been President and a director of Flemington since inception in May 1982. Prior to founding Flemington, from June 1980 to November 1982, Dr. Dugger was employed as Vice President of Research and Development by Bauers-Krey Associates, a company engaged in the development of pharmaceutical products. From 1964 to 1980, Dr. Dugger was Associate Section Head for Research and Development at Sandoz Pharmaceuticals Corporation. Dr. Dugger received an MS in Chemistry from the University of Michigan in 1960 and received a Ph.D. in Chemistry from the University of Michigan in 1962.

John Klein. Mr. Klein joined Flemington in February 2002 as a consultant and as Chairman of its Board of Directors. From April 1996 to the present Mr. Klein has been affiliated with a number of enterprises, including True North Capital (Chairman / Managing Director ), Kindred Healthcare (Director), US Interactive, Inc. (Director), America's Plan (Director and Chairman), Coleman Co., Inc. (Director), Sunbeam Corp. (Director), Bi Logix, Inc. (Director), Strategic Business and Technology Solutions, LLC (Chairman), Cybear (Director and Chairman) and Image Vision (Director and Vice Chairman). From 1996 to 1998, Mr. Klein was Chairman and CEO of Mim Corp. From 1989 to 1996 he was President, CEO and Director of Zenith Laboratories, Inc., which in 1995 merged into IVAX, Inc., of which Mr. Klein is an Executive Officer and President of its IVAX North American Multi-Source Pharmaceutical Group. Mr. Klein holds BS and MBA degrees from Roosevelt University, Chicago, Illinois.

Donald Deitman, Chief Financial Officer. Mr. Deitman joined Flemington in 1998. From 1988 until joining Flemington, Mr. Deitman was employed as a business consultant implementing multi-module MRP II software systems. From 1982 to 1988, Mr. Deitman was corporate controller for FCS Industries, Inc. of Flemington, New Jersey. From 1975 to 1982, he was manager of materials and systems for the Walworth Company operations located in Linden and Elizabeth, NJ and from 1966 to 1975, he was employed by Ortho Pharmaceuticals, Inc. and Ortho Diagnostics, Inc. Mr. Deitman received a BS in Accounting from Rutgers University in 1972.

Robert  F.  Schaul,  Esq.  Mr.  Schaul  has  been a Director of Flemington since
November 1991 and was Vice President, Secretary and General Counsel of Flemington from November 1991 to February 1995. He has advised Flemington since its formation. From 1989 to 1991, Mr. Schaul was a partner with the law firm of Glynn, Byrnes and Schaul, and for twenty years prior thereto was an attorney and partner with the law firm Kerby, Cooper, English, Schaul & Garvin, specializing in business law and business related litigation. Mr. Schaul received a BA from New York University in 1961 and a JD from Harvard University in 1964.

Jack J. Kornreich, Esq Mr. Kornreich has been a director of Flemington since 1996. He presently acts as an independent consultant. From 1989 to 1993, Mr.
Kornreich was Executive Vice President and General Counsel of Circa Pharmaceuticals Corp. (formerly Bolar Pharmaceuticals, Inc. and now known as Watson Pharmaceutical Corp.). From 1980 to 1989, Mr. Kornreich practiced law as a partner in the firm of Baum & Kornreich (from 1980 to 1984 the firm was named Baum, Skigen & Kornreich). From 1975 to 1980, Mr. Kornreich was in private practice. Mr. Kornreich received a JD from Brooklyn Law School in 1963 and an LLM in Corporate Law from New York University in 1975.

Robert C. Galler. Mr. Galler has been an employee and Director of Flemington since September, 2001. From 1992 to the present, Mr. Galler has been the President and Chairman of the Lois Joy Galler Foundation for Hemolytic Uremic
Syndrome, a non-profit charity. From 1999 to 2001, Mr. Galler was Vice President, Corporate Development and Director of Select Therapeutics, Inc. From 1994 to 1998 Mr. Galler was a Director and advisor of Synsorb Biotech, Inc. From 1992 to 1994 Mr. Galler was an equity coordinator at Gallers Financial Group, Inc., and from 1984 to 1992 he was Vice President of Investments with Gruntal & Co. Mr. Galler attended Hofstra University, Hempstead, N.Y.


Mohammed Abd El-Shafy, Phd. Dr. El-Shafy has been an employee of Flemington since May of 2002. He serves as Vice President-Formulation Development. From 1999 to 2002 he was employed as a Team Leader and Senior Scientist with Nastech Pharmaceutical Inc., Hauppauge, New York. From 1998 to 1999 Dr. El-Shafy was a Post-Doctoral Fellow at the University of Wisconsin's School of Pharmacy. He received his doctorate in 1997 from the School of Pharmacy, University of Wales, Cardiff, Wales, UK. From 1983 to 1993 he was an Assistant Lecturer of Pharmaceutical Sciences on the Faculty of Pharmacy, Al-Azhar University, Cairo, Egypt.

Compliance  with  Section  16(a)  of  the  Securities  Exchange  Act  of  1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Flemington. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely upon its review of the copies of such reports furnished to us during the year ended July 31, 2001, all Section 16(a) filing requirements applicable to its officers and directors and greater than ten percent beneficial owners were satisfied.

Director  compensation

     The Directors of Flemington are elected annually and serve until the next annual meeting of stockholders and until a successor shall have been duly elected and qualified. Effective February 15, 2002, Directors of Flemington, who are not employees or consultants receive for each meeting attended directors fees of $1,000 for their services as members of the Board of Directors. Such Directors are also reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors. Directors may be removed with or without cause by a vote of the majority of the stockholders then entitled to vote. There were no other arrangements pursuant to which any Director was compensated during fiscal 2001 for any services provided as a Director.

         Security ownership of certain beneficial owners and management

          The following table sets forth information, as of July 31, 2002 with respect to the beneficial ownership of the outstanding shares of our common stock (14,441,052 as of such date plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire), by (i) any holder known to us owning more than five percent (5%) of the outstanding shares;
(ii) our officers and directors; and (iii) the directors and officers of Flemington as a group:

Name of Beneficial Owner (1)              No. of Shares of Common Stock (2)       Percentage of Class

Harry A. Dugger, III, Ph.D.                                    1,829,003(3)                12.12%

John Klein                                                          0   (4)                   ---

Donald Deitman                                                      0                         ---

Robert C. Galler                                                 700,000(5)                 4.62%

Robert F. Schaul, Esq.                                           264,310(6)                 1.80%

Jack J. Kornreich, Esq.                                          244,000(6)                 1.67%

Mohammed Abd El-Shafy                                                  0(7)                  ---

Lindsay A. Rosenwald                                          13,233,334(8)                62.84%

Biomedical Investment Group, LLC                            5,333,334(8)(9)                31.18%

All Executive Officers and Directors as           3,037,599 (3)(4)(5)(6)(7)                20.21%
 a group (7 persons)


(1) The address of all holders listed herein is c/o Flemington Pharmaceutical Corporation, 31 State Highway 12, Flemington, New Jersey 08822.

(2) Except as otherwise indicated, each named holder has, to our knowledge, sole voting and investment power with respect to the shares indicated. Beneficial ownership as reported in the table above has been determined in accordance with Instruction (4) to Item 403 of Regulation S-B of the Exchange Act.

(3) Includes options to purchase 200,000 shares of common stock (exercisable at $.70 per share) issued under the 1992 Stock Option Plan which expire in July 2006; options to purchase 50,000 shares of common stock (exercisable at $.70 per share) under the 1997 Stock Option Plan which expire in December 2006; options to purchase 95,000 shares of common stock (exercisable at $.70 per share) issued under the 1998 Stock Option Plan which expire in January 2005, options to purchase 300,000 shares of common stock issued outside of the Plans (exercisable at $1.84 per share) which expire November 2007; 108,000 shares owned by his daughter Christina Dugger Sommers; and 108,000 shares owned by his son Andrew Dugger. Dr. Dugger may be deemed to be a "parent" of the Company as such term is defined under the Federal securities laws.

(4) Does not include Non-Plan options, issued in February 2002, to purchase 1,000,000 shares of common stock at an exercise price of $2.40 per share. These options vest in three equal annual installments, beginning in 2003, and expire in January 2012.

(5) Mr. Galler was granted Non-Plan options to purchase 1,050,000 shares of common stock, at an exercise price of $0.75 per share. 700,000 of these options are vested; the remaining 350,000 options are subject to a condition precedent which has not yet been met. The vested options expire in September 2011.


(6) Includes: 20,000 options, issued under the 1992 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in July, 2006; 25,000 options issued under the 1997 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in March 2008; 10,000 options issued under the 1998 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in September 2009: 95,000 options issued under the 1998 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in January 2010; and 75,000 options issued under the 1998 Option Plan, to purchase common stock at an exercise price of $2.63 per share, expiring in February 2012.

(7) Does not include Non-Plan options, issued in May 2002, to purchase 150,000 shares of common stock at an exercise price of $3.02 per share. The options vest equally in November 2002, May 2003 and May 2004 and expire in May 2012.

(8) Includes 3,950,000 shares of common stock and warrants to purchase 3,950,000 shares of common stock at an exercise price of $.75 per share which expire in December 2008. Also includes 2,666,667 shares of common stock and 2,666,667 warrants to purchase 2,666,667 shares of common stock, which expire in March 2009, owned by Biomedical Investment Group, LLC which is a limited liability company wholly owned by Lindsay A. Rosenwald.

(9) Includes warrants to purchase 2,666,667 shares of common stock at an exercise price of $.75 per share which expire in March 2009.


                          Description of Securities

General

     The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

     We are authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share, of which 14,441,052 shares were issued and outstanding as of July 31, 2002. Our certificate of incorporation authorizes 1,000,000 shares of "blank check" preferred stock, none of which are outstanding.

Common  Stock

     Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

     All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred  Stock

     None of the 1,000,000 "blank check" preferred shares are currently outstanding. Our Board of Directors have the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Warrants

     As  of  July  31,  2002,  we had 8,482,781 warrants outstanding as follows:
680,000 publicly traded warrants exercisable at $5.80 per share; 68,000 warrants exercisable at $9.74 per share; 68,000 warrants exercisable at $5.80 per share; 100,000 warrants exercisable at $2.50 per share; 200,000 warrants exercisable at $1.00 per share; 60,000 warrants exercisable at $2.00 per share and the balance at $.75 per share. All of such warrants contain provisions for cashless exercise.

     The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment to protect against dilution in certain events such as stock splits, combinations, subdivisions and reclassifications.

Publicly  Traded  Class  A  Warrants

     The following statements are summaries of the Warrant Agreement (defined below) and are qualified in their entirety by reference to the Warrant Agreement, which is incorporated herein in its entirety by reference.

     In connection with our initial public offering, 680,000 of our publicly traded warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") between Flemington and American Stock Transfer and Trust Company, as Warrant Agent, and are evidenced by warrant certificates in registered form.

     Each warrant entitles the holder to purchase one share of common stock at an exercise price, subject to adjustment, of $5.80 at any time during the period ending at 5:00 P.M., New York City time, on November 18, 2002 (the "Expiration Date"), unless previously redeemed.

     The warrants are subject to redemption by the Company upon 30 days written notice at $.10 per Warrant, if the last sale price of the common stock has been at least 200% of the current warrant exercise price, subject to adjustment, for at least twenty consecutive trading days ending within three days prior to the date on which notice of redemption is given. The right to purchase common stock will be forfeited unless exercised before the date of notice.

     The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment to protect against dilution in certain events such as stock splits, combinations, subdivisions and reclassifications.

     Warrants may be exercised upon surrender of the warrant certificate on or prior to the Expiration Date (or earlier redemption date) at the office of American Stock Transfer & Trust Company, the Warrant Agent, with the Subscription Form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of Flemington) for the number of shares with respect to which the warrants are being exercised. Shares issued upon exercise of warrants and payment in accordance with the terms of the warrants will be fully paid and non-assessable.

     The warrants do not confer upon the warrant holder any voting or other rights of a stockholder of Flemington. Upon notice to the warrant holders, Flemington has the right to reduce the exercise price or extend the Expiration Date of the warrants.

     Upon the exercise of the warrants, Flemington may pay NASD members a fee of 5% of the aggregate exercise price if (i) the market price of our common stock on the date the warrant is exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrant was solicited by a member of NASD and the customer states in writing that the transaction was solicited and designates in writing the broker-dealer to receive compensation for the exercise; (iii) the warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements were made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.

Limitation  on  liability  of  directors

     Our certificate of incorporation provides that a director of Flemington will not be personally liable to Flemington or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of Flemington (i) for breach of the director's duty of loyalty to Flemington or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions)or (iv) for any improper benefit.

Dividend  policy

     We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance the growth of Flemington.

Shares  eligible  for  future  resale

     Of the 14,441,052 shares of common stock held by our present stockholders, 7,774,385 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of Flemington and who has satisfied a two-year holding period. In addition, 8,559,852 shares of our outstanding common stock have been registered for resale hereunder by the selling securityholders.
                                       25

Transfer  agent  and  registrar

     The  transfer  agent  and  registrar for our common stock is American Stock
Transfer  &  Trust  Company,  59  Maiden  Lane,  New  York,  NY  10038.

Disclosure of commission position on indemnification for securities act liabilities

     Our bylaws provide that we will indemnify our officers and directors and for all costs and expenses incurred by them on account of their being or having been directors or officers of Flemington.

     Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

     Article Ninth of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Article Tenth provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 145 of the GCL.

     The effect of the foregoing is to require Flemington to the extent permitted by law to indemnify the officers and directors of Flemington for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Flemington, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling
Flemington pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  Our business

Summary

     Flemington is engaged in consulting activities and the development of novel application drug delivery systems for presently marketed prescription and over-the-counter ("OTC") drugs. Flemington's (both patented and patent-pending) delivery systems are lingual sprays, enabling drug absorption through the oral mucosa and more rapid absorption into the bloodstream than presently available oral delivery systems. Our proprietary oral dosage delivery systems enhance and greatly accelerate the onset of the therapeutic benefits which the drugs are intended to produce. We refer to our delivery systems as Immediate-Immediate Release (I2RTM) because our delivery systems are designed to provide therapeutic benefits within minutes of administration. Flemington's development efforts for its novel drug delivery systems are concentrated on drugs which are already available and proven in the marketplace. In addition to increasing bioavailability by avoiding metabolism by the liver before entry into the bloodstream, we believe that our proprietary delivery systems offer the following significant advantages: (i) improved drug safety profile by reducing the required dosage, including possible reduction of side-effects; (ii) improved dosage reliability; (iii) allowing medication to be taken without water; and
(iv)  improved  patient  convenience  and  compliance.

     In light of the material expense and delays associated with independently developing and obtaining approval of pharmaceutical products, we will continue to seek to develop such products through collaborative arrangements with major pharmaceutical companies, which will fund that development. Due to our small revenue base, low level of working capital and inability to increase the number of development agreements with pharmaceutical companies, we have has been unable to aggressively pursue its product development strategy. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to undertake our business plan.

     Since our inception in 1982, we have been a consultant to the pharmaceutical industry, focusing on product development activities of various European pharmaceutical companies, and since 1992 has used our consulting revenues to fund our own product development activities. Our recent focus on developing our own products evolved naturally out of our consulting experience for other pharmaceutical companies. Substantially all of our revenues have been derived from our consulting activities. In 1998, we changed the name under which we perform our consulting activities from Pharmaconsult to FPC Consulting. Our principal business address is 31 State Highway 12, Flemington, New Jersey, 08822, and our telephone number is (908) 782-3431.

Recent  Developments

     Filing  of  two  Estradiol  INDs  and  initiation  of  Phase  II  Studies

     In mid-1999, as part of our joint development agreement with Nace Resources, (see Development Agreements, below), we completed our open label clinical pilot study of our Estradiol lingual spray product. In the opinion of management, the results of the study were favorable. We believe that the product would be appropriate for premenstrual migraine, for treatment of hot flashes in post- and perimenopausal women and as a long-term, low-dose, low side-effect treatment of post-menopausal symptomsA Pre-IND meeting with FDA was held in the third quarter of 2000 and, based on the results of that meeting, a plan for further development was prepared. Two INDs were subsequently filed - one for vasomotor symptoms and a second for treatment of menstrual migraines. Both INDs were approved in 2000. Under the vasomotor IND a pilot study was started to see if rapid relief of hot flushes could be obtained with the lingual spray. The study, due to the small number of subjects and/or the study design, was not able clearly to demonstrate an advantage for the rapid relief of vasomotor symptoms. At this time a study large enough to demonstrate this rapid relief and/or to demonstrate the utility of the Lingual Spray for maintenance therapy has been delayed pending identification of a partner to fund the studies. A pilot study under the second IND was planned to start in the fourth quarter 2000, but has been delayed until a partner has been identified to fund the study. We are presently engaged in discussions with potential partners which would fund the further development of the product and the necessary regulatory filings.

     Doxylamine  Succinate  Lingual  Spray

          Flemington has developed a formulation and performed stability studies for doxylamine succinate as a sleep-inducing agent. Flemington has conducted a pilot clinical study. The study did not support the use of the product as a fast-onset OTC sleep inducer so reformulation is necessary. The earliest time that we could reasonably expect to have a commercially salable product in this category is early 2003.

     Loratadine  Lingual  Spray

     A loratadine lingual spray formulation has been developed and successfully undergone stability testing. A Pre-IND meeting with FDA was held in the third quarter of 2000 and based on the results of that meeting a plan for further development was prepared. An IND was filed and a pharmacokinetic study was carried out under this IND to compare the plasma levels following administration of a 5.0 mg and a 2.5 mg lingual spray to those after administration of a 10 mg tablet. Both lingual spray doses resulted in higher plasma levels concentrations than the 10 mg tablet. In the case of the 5.0 mg dose the peak plasma levels were greater than twice those of the tablet and those after the 2.5 mg dose were about 50% higher. Therapeutic plasma levels based on the claimed start of antihistaminic effect for the Claritin tablet (1-3 hours) were achieved between 24 and thirty minutes. Flemington is presently seeking a partner to develop this product.

     Clemastine  Lingual  Spray

     The formulation of clemastine lingual spray that was terminated by Novartis in 1998 was revised and a Pre-IND meeting with FDA was held in the third quarter of 2000. Based on the results of that meeting a plan for further development was prepared and an IND was filed. A pilot nasal challenge efficacy study was initiated in the second quarter of 2000. This study tested the relative response of subjects challenged with allergy producing substances to an OTC tablet (1.34
mg) and a lingual spray dose of 0.68 mg. The antihistamine was administered 15 minutes prior to the challenge. The results showed that the spray had the same antihistaminic effect when compared to placebo at 45 minutes after dosing as the tablet even though the dose was only half that of the tablet. Eight of the parameters measured in the study showed a clear trend that the spray was better than the tablet and the tablet was better than placebo. Even though the study was only a pilot study, the results appear to support the concept that a clemastine lingual spray could be the first OTC non-sedating antihistamine product in that there were two cases of drowsiness when the tablet was given and one with the placebo but none when the lingual spray was administered. A larger confirmatory study as well as other pilot studies are planned. Flemington is seeking a partner to develop this product.

     Replacement  Lingual  Spray

     Pursuant to a prior agreement with Novartis (see Agreements below), formulation development was carried out to formulate a replacement lingual spray for one of their products. Formulation work was completed and the samples for the planned pharmacokinetic study were manufactured and tested for stability. Recently, Novartis divested itself of that product; discussions are ongoing with the firm which acquired the product and with other alternative partners.

     Lavipharm  Lingual  Spray

     Pursuant to an agreement with Lavipharm Laboratories a formulation development company (see Agreements below), formulation development was started in the second quarter of 2001 to formulate a compound of their choice as a lingual spray. Lavipharm had been unsuccessful in formulating the drug in their drug delivery systems to achieve a rapid increase in blood levels and faster onset of action. It is contemplated that after confirmation of the ability of Flemington's lingual spray formulation to deliver a rapid increase in plasma levels is demonstrated in a pilot pharmacokinetic study that a program will be developed to further develop the product. Lavipharm is paying the costs of the formulation development and the pilot pharmacokinetic study.

Development  Agreements

     In November 1996, we entered into an Agreement with Altana Inc. ("Altana"), a U.S. subsidiary of Altana GmbH, under which we agreed to prepare for Altana an Abbreviated New Drug Application ("ANDA") for our patent-pending lingual spray for treatment of angina. Under the terms of the Agreement, Altana will, upon approval of the product by the FDA, market the product in the U.S., and source all of its related product requirements from us. We were paid a consulting fee for preparation of the ANDA. In March 1998, the FDA refused to accept the ANDA for filing. Subsequently, Flemington and Altana met with representatives of FDA and agreed upon a plan for us to file an NDA under Section 505(1)(b)(2) of the Act, together with two agreed-upon small clinical trials. Altana has agreed to fund those trials and to pay us a consulting fee in connection with our preparation of the NDA and our oversight of the trials. Those trials presently are underway.

     In February 1998, we entered into a joint development agreement with Nace Resources, Inc. (now Nace Pharma) of Highland Park, Illinois ("Nace") for the development of various products using Flemington's delivery technologies. Under the terms of such agreement, Flemington and Nace will conduct a series of pilot studies (at the parties' joint expense) to validate the efficacy of the various products being tested. If Flemington and its partners are satisfied with the results of a particular pilot study, the parties will seek a license to fund further trials to support applications with the FDA and foreign regulatory agencies. Under such agreement, we will conduct the clinical trials and file all approval applications, and Flemington and our partner will share equally in the expenses and profits (if any) arising from such arrangements. The first product identified for development studies is estradiol.

     During 1999 the estradiol clinical study was completed to the satisfaction of Flemington and Nace. During 2000 two INDs were filed, one for Vasomotor relief (hot flushes) and one for abortive treatment of migraines associated with the menses. A phase II study was conducted under the Vasomotor IND to investigate the possibility of rapid relief of hot flush symptoms on administration of the lingual spray. Additional work is dependent on obtaining a partner firm to finance the development.

     In 2000, Flemington entered into a joint development agreement with Lavipharm Laboratories to develop a lingual spray formulation of a product of its choice. Formulation work has been completed and the samples for a follow-on pilot pharmacokinetic study are being prepared for stability testing. Following stability testing a second pharmacokinetic study comparing plasma levels of the drug after administration of the spray at low dose levels and the standard tablet is planned. Lavipharm is financing the project.

Business  Strategy

     Flemington's strategy is to concentrate our product development activities primarily on those pharmaceuticals for which there already are significant prescription and OTC sales, where the use of Flemington's innovative delivery systems will greatly enhance speed of onset of therapeutic effect, reduce side effects through a reduction of the amount of active drug substance required to produce a given therapeutic effect, and improve patient convenience or compliance.

     In light of the material expense and delays associated with independently developing and obtaining approval of pharmaceutical products, we will continue to seek to develop such products through collaborative arrangements with major pharmaceutical companies, which will fund that development. Flemington is presently a party to such a development agreement with Altana. Our lack of working capital has impaired our ability to pursue our strategy. See "Management Discussion and Analysis."

Patented  and  Patent  Pending  Delivery  Systems

     Flemington has patent applications pending for two oral dosage delivery systems, the Lingual (Oral) Spray and the Soft Gelatin Bite Capsule, for which FDA approval is not a prerequisite for patent approval (See "Patents and Protection of Proprietary Information" below). The expected year of marketability will vary depending upon the specific drug product with which the delivery system will be utilized. Each individual use of the delivery system will require registration and/or approval with the FDA prior to marketability, and the amount of regulatory oversight required by the FDA will also depend on the specific type of drug product for which the delivery system is implemented. The following are descriptions of the two oral dosage delivery systems for which patent applications are either granted or pending:

     Lingual (Oral) Spray. Flemington's aerosol and pump spray formulations release the drug in the form of a fine mist into the mouth for immediate absorption into the bloodstream via the mucosal membranes. We believe that this delivery system offers certain advantages, including improving the safety profile of certain drugs by lowering the required dosage, improving dose reliability, and allowing medication to be taken without water. Drug absorption through the mucosal membranes of the mouth is rapid and minimizes the first-pass metabolism effect (i.e., total or partial inactivation of a drug as it passes through the gastrointestinal tract and liver).

Proposed  Products

     Flemington's proposed products described below are subjected to laboratory testing and stability studies and tested for therapeutic comparison to the originators' products by qualified laboratories and clinics. To the extent that two drug products with the same active ingredients are substantially identical in terms of their rate and extent of absorption in the human body (bioavailability), they are considered bioequivalent. If the accumulated data demonstrates bioequivalency, submission is then made to the FDA (through the filing of an ANDA) for its review and approval to manufacture and market. If the accumulated data demonstrates that there are differences in the two drugs' rate and extent of absorption into the human body, or if it is intended to make additional or different claims regarding therapeutic effect for the newly developed product, submission is made to the FDA via a NDA for its review and approval under Section 505(1)(b)(2) or Section 505(b)(2) of the FDC Act. An NDA submitted under these sections of the FDC Act are generally less complex than an ordinary NDA and are usually acted upon by FDA in a shorter period of time. It is our expectation that the majority of our products in development will require the filing of these shorter versions of an NDA because the products are known chemical entities, but Flemington or our licensees will be making new claims as to therapeutic effects or lessened side effects, or both.

     Flemington estimates that development of new formulations of pharmaceutical products, including formulation, testing and obtaining FDA approval, generally takes three to five years for the ANDA process. Development of products requiring additional clinical studies under Section 505(b)(2) NDAs, may take four to seven years. There can be no assurance that our determinations will prove to be accurate or that pre-marketing approval relating to our proposed products will be obtained on a timely basis, or at all. See "Government Regulation."

     Flemington's initial proposed products fall into the following therapeutic classes:

-     Estradiol  Lingual  Spray

     Several new "non-estrogen" products have recently been introduced to treat osteoporosis without the associated side effects of estrogens. Due to the non-estrogen nature of these products, we believe that patients often experience "hot-flashes" and find it difficult to maintain the required dosage regimen. The lingual spray is intended to relieve the "hot-flashes" within minutes, which, we believe, will allow such patients to maintain the required dosage regimen more easily. We have completed preformulation development of this product, and have manufactured and packaged supplies for stability and clinical studies. The pilot clinical study was completed in mid-1999 and we consider the results of that study to be favorable. A Pre-IND meeting with FDA was held in the third quarter of 2000 and based on the results of that meeting a plan for further development was prepared. Two INDs were subsequently filed - one for vasomotor symptoms and a second for treatment of menstrual migraines. Both INDs were approved in 2000. Under the vasomotor IND a pilot study was started to see if rapid relief of hot flushes could be obtained with the lingual spray. The study results have been received. A pilot study under the second IND will be carried out when a development partner has successfully been identified.

-     Doxylamine  Succinate  Lingual  Spray

     Flemington has developed a formulation and performed stability studies for doxylamine succinate as a sleep-inducing agent. We have conducted a pilot pharmacokinetic study comparing two doses of the lingual spray to those obtained after administration of the tablet. The results did not show any advantage for the lingual spray except possible ease of administration for those such as phagic patients, the elderly or children who cannot take or do not like to take tablets. It is believed that the very water soluble nature of the succinate salt was the cause of these results. Re-formulation was started to make the product less water soluble and more suitable for fast onset. These efforts are on hold pending identification of a partner to finance the further development.

-     Cardiovascular  (Nitroglycerin)

     Flemington's Nitroglycerin product has been formulated and stability testing has been completed. A United States patent was issued in 1999. This product is subject to a license agreement with Altana. See " -- Recent Developments." An IND has been filed with the FDA and a program for clinical trials has begun. It is expected an NDA will be filed during the fourth quarter of 2002.

-     Loratadine  Lingual  Spray

     A loratadine lingual spray formulation has been developed and successfully undergone stability testing. A Pre-IND meeting with FDA was held in the third quarter of 2000 and based on the results of that meeting a plan for further development was prepared. An IND was filed in the fourth quarter of 2000 and a pharmacokinetic study was completed in the second quarter of 2001. Phase II clinical trials are presently under way.

-     Clemastine  Lingual  Spray

     The formulation of clemastine lingual spray that was terminated by Novartis in 1998 was revised and a Pre-IND meeting with FDA was held in the third quarter of 2000. Based on the results of that meeting a plan for further development was prepared and an IND was filed. A pilot nasal challenge efficacy study was initiated in the second quarter of 2000 and was completed in the fourth quarter of 2000. This study tested the relative response of subjects challenged with allergy producing substances to an OTC tablet (1.34 mg) and a lingual spray dose of 0.68 mg. The antihistamine was administered 15 minutes prior to the challenge. The results showed that the spray had the same antihistaminic effect when compared to placebo at 45 minutes after dosing as the tablet even though the dose was only half that of the tablet. Eight of the parameters measured in the study showed a clear trend that the spray was better than the tablet and the tablet was better than placebo. Even though the study was only a pilot study, the results support the concept that a clemastine lingual spray could be the first OTC non-sedating antihistamine product in that there were two cases of drowsiness when the tablet was given and one with the placebo but none when the lingual spray was administered. A larger confirmatory study, as well as other pilot studies, is planned. We are seeking a partner to develop this product.

Marketing  and  Distribution

     We intend, generally, to license products developed with our technology to drug companies already selling such drug substances under their own brand names, or to market our products to pharmaceutical wholesalers, drug distributors, drugstore chains, hospitals, United States governmental agencies, health maintenance organizations and other drug companies. It is anticipated that promotion of our proposed products will be characterized by an emphasis on their distinguishing characteristics, such as dosage form and packaging, as well as possible therapeutic advantages of such products. We will seek to position our proposed products as alternatives or as line extensions to brand-name products. We believe that to the extent that our formulated products are patent-protected, such formulations may offer brand-name manufacturers the opportunity to expand their product lines. Alternatively, products which are not patented may be offered to brand-name manufacturers as substitute products after patent protection on existing products expire.

     Inasmuch as we do not have the financial or other resources to undertake extensive marketing activities, we generally intend to seek to enter into marketing arrangements, including possible joint ventures or license or distribution arrangements, with third parties. We believe that such third-party arrangements will permit us to maximize the promotion and distribution of our products while minimizing our direct marketing and distribution costs. Other than the aforementioned agreements for our proposed lingual spray products for angina, we have not entered into any agreements or arrangements with respect to the marketing of our proposed products and there can be no assurance that we will do so in the future. There can be no assurance that our proposed products can be successfully marketed.

     Strategies relating to marketing of Flemington's other proposed formulated products have not yet been determined; these will be formulated in advance of anticipated completion of development activities relating to the particular formulated product. We have no experience in marketing or distribution of our proposed proprietary products, and our ability to fund such marketing activities will require us to raise additional funds and/or consummate a strategic alliance or combination with a well-funded business partner.

Manufacturing

     Flemington has entered into an agreement with a contract manufacturer in Pennsylvania. Flemington will manufacture all of its spray products for clinical studies at that facility. Within the next year, Flemington anticipates internalizing its spray manufacturing requirements.

     It is anticipated that we will arrange with third-party suppliers for supplies of active and inactive pharmaceutical ingredients and packaging materials used in the manufacture of our proposed products. It is our present intent to seek to enter into similar manufacturing arrangements for other products to be developed by us in the future.

     The manufacture of Flemington's pharmaceutical products will be subject to current Good Manufacturing Processes ("cGMP") prescribed by the FDA, and pre-approval inspections by the FDA and foreign authorities prior to the commercial manufacture of any such products. See "Government Regulation" and "Raw Materials and Suppliers."

     In addition, the raw materials necessary for the manufacture of the Flemington's products will, in all likelihood, be purchased by us from suppliers in the United States, Europe and Japan and delivered to our manufacturing facilities by such suppliers. Accordingly, Flemington and our manufacturers may be subject to various import duties applicable to both finished products and raw materials and may be affected by various other import and export restrictions as well as other developments impacting upon international trade. These international trade factors will, under certain circumstances, have an impact both on the manufacturing cost (which will, in turn, have an impact on the cost to us of the manufactured product) and the wholesale and retail prices of the products to be manufactured abroad. To the extent that transactions relating to the foreign manufacture of our proposed products and purchase of raw materials involve currencies other than United States dollars (e.g., Swiss francs and Euros), the operating results of Flemington will be affected by fluctuations in foreign currency exchange rates.

Raw  Materials  and  Suppliers

     Flemington believes that the active ingredients used in the manufacture of its proposed pharmaceutical products are presently available from numerous suppliers located in the United States, Europe and Japan. Generally, certain raw materials, including inactive ingredients, are available from a limited number of suppliers and certain packaging materials intended for use in connection with Flemington's lingual spray products that may only be available from sole source suppliers. Although we believe that we will not encounter difficulties in obtaining the inactive ingredients or packaging materials necessary for the manufacture of our products, there can be no assurance that Flemington or our manufacturers will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such materials. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of principal raw materials and the possible inability to secure alternative sources of raw material supplies could have a material adverse effect on the ability to manufacture formulated products.

     Development and regulatory approval of Flemington's pharmaceutical products are dependent upon Flemington's ability to procure active ingredients and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a supplemental application to use a new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier, which could result in manufacturing delays. Accordingly, we will seek to locate alternative FDA approved suppliers.

Government  Regulation

     The development, manufacture and commercialization of pharmaceutical products are generally subject to extensive regulation by various federal and state governmental entities. The FDA, which is the principal United States regulatory authority, has the power to seize adulterated or misbranded products and unapproved new drugs, to request their recall from the market, to enjoin further manufacture or sale, to publicize certain facts concerning a product and to initiate criminal proceedings. As a result of federal statutes and FDA regulations, pursuant to which new pharmaceuticals are required to undergo extensive and rigorous testing, obtaining pre-market regulatory approval requires extensive time and expenditures.

     Under the FDC Act, a new drug may not be commercialized or otherwise distributed in the United States without the prior approval of the FDA. The FDA approval process relating to a new drug differs, depending on the nature of the particular drug for which approval is sought. With respect to any drug product with active ingredients not previously approved by the FDA, a prospective drug manufacturer is required to submit a NDA, including complete reports of pre-clinical, clinical and laboratory studies to prove such product's safety and efficacy. The NDA process generally requires, before the submission of the NDA,

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submission of an IND pursuant to which permission is sought to begin preliminary clinical testing of the new drug. An NDA based on published safety and efficacy studies conducted by others may also be required to be submitted for a drug product with a previously approved active ingredient, if the method of delivery, strength or dosage is changed. Alternatively, a drug having the same active ingredients as a drug previously approved by the FDA may be eligible to be submitted under an ANDA, which is significantly less stringent than the NDA approval process.

     While the ANDA process requires a manufacturer to establish bioequivalence to the previously approved drug, it permits the manufacturer to rely on the safety and efficacy studies contained in the NDA for the previously approved drug.

     The NDA approval process generally requires between four to seven years from NDA submission to pre-marketing approval, although in the case of an NDA submitted pursuant to Section 505(1)(b)(2) of the Act this time frame may be significantly shorter. By contrast, the ANDA process permits an expedited FDA review pursuant to which pre-marketing regulatory approval can generally be obtained in three to five years. The ANDA process is available for drugs with the same active ingredients, dosage form, strength and method of delivery as a product which has previously received FDA approval pursuant to the NDA process. Manufacturing information, including a review of chemical and physical data, stability data, facilities and processes, must also be evaluated by FDA before approval. Flemington believes that products developed in lingual spray and soft gelatin bite capsule delivery systems (dosage forms) usually will require submission of an NDA.

     Flemington estimates that the development of new formulations of pharmaceutical products, including formulation, testing and obtaining FDA approval, generally takes three to five years for the ANDA process and four to seven years for the NDA process, although NDAs submitted under Section 505(1)(b)(2) or Section 505(b)(2) are generally less complex than an ordinary NDA and are usually acted upon by the FDA in a shorter period of time. There can be no assurance that our determinations will prove to be accurate or that pre-marketing approval relating to our proposed products will be obtained on a timely basis, or at all. The FDA application procedure has become more rigorous and costly and the FDA currently performs pre-approval and periodic inspections of each finished dosage form and each active ingredient.

     The manufacture of Flemington's pharmaceutical products will be subject to cGMP prescribed by the FDA, pre-approval inspection by the FDA and foreign authorities prior to the commercial manufacture of such products and periodic cGMP compliance inspection by the FDA. Our European manufacturers will be required to be in compliance with cGMP with respect to the manufacture of our products. There can be no assurance that our manufacturers will be deemed to be in compliance with cGMP with respect to any particular product. To the extent that our manufacturers are deemed not to be in compliance with cGMP, there can be no assurance that we will be able to enter into other suitable manufacturing arrangements with third parties which are in compliance with cGMP.

Competition

     The markets which we intend to enter are characterized by intense competition. We will be competing against established pharmaceutical companies which currently market products which are equivalent or functionally similar to those we intend to market. Prices of drug products are significantly affected by competitive factors and tend to decline as competition increases. In addition, numerous companies are developing or may, in the future, engage in the development of products competitive with our proposed products. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as enhanced delivery system technologies gain greater acceptance. Additionally, the markets for formulated products which we have has

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

targeted for development are intensely competitive, involving numerous competitors and products. We will seek to enhance our competitive position by focusing our efforts on our novel dosage forms.

Patents  and  Protection  of  Proprietary  Information

     Flemington has applied for United States and foreign patent protection for the delivery systems which are the primary focus of our development activities as well as the delayed contact allergy topical formulations. Three United States patents have been issued and other applications are pending. There can be no assurance, however, that any additional patent applications will be granted, or, if granted, will provide any adequate protection to us. We also intends to rely on whatever protection the law affords to trade secrets, including unpatented know-how. Other companies, however, may independently develop equivalent or superior technologies or processes and may obtain patent or similar rights with respect thereto.

     Although we believe that our technology has been developed independently and does not infringe on the patents of others, there can be no assurance that the technology does not and will not infringe on the patents of others. In the event of infringement, we or our manufacturers could, under certain circumstances, be required to modify the infringing process or obtain a license. There can be no assurance that we or our manufacturers would be able to do either of those things in a timely manner or at all, and failure to do so could have a material adverse effect on us and our business. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If any of the products developed by us infringe upon the patent or proprietary rights of others, we could, under certain circumstances, be enjoined or become liable for damages, which would have a material adverse effect on us.

     We also rely on confidentiality and nondisclosure arrangements with our licensees and potential development candidates. There can be no assurance that other companies will not acquire information which we consider to be proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable to or superior to that of Flemington.

     Buccal Nonpolar Spray. On April 12, 1996 Flemington filed an application with the United States Patent and Trademark Office ("PTO") for protection of this subject matter. On September 1, 1998 the PTO allowed the claims. On October 21, 1999, the PTO issued a patent (5955098) to Flemington on the claims.

     On February 21, 1997, Flemington filed an application under the Patent Cooperation Treaty ("PCT") for the above-subject matter. The International Preliminary Examination Authority has issued an opinion in which the PCT examiner determined that the subject matter of the invention while novel is not inventive for obviousness. This opinion, with which Flemington disagrees, is not dispositive, however, it may be highly persuasive in subsequent proceedings in the European and individual national patent offices should Flemington decide to proceed in these jurisdictions.

     In October 1998, Flemington filed a patent application in the European Patent Office and in Canada for the buccal nonpolar spray claims. The former has not yet been acted on, the latter is not yet due for examination.

     Buccal Polar Spray. On April 12, 1996, Flemington filed an application with the United States Patent and Trademark Office ("PTO") for protection of this subject matter, no claims were allowed. On November 25, 1998, Flemington filed the application in the PTO directed to the method of use of the spray and subsequently the PTO issued a patent (6110486) to Flemington on these claims.

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

     On February 21, 1997, Flemington filed an application under the Patent Cooperation Treaty ("PCT") for the above-subject matter. The International Preliminary Examination Authority has issued an opinion in which the PCT examiner determined that the subject matter of the invention while novel is not inventive for obviousness. This opinion, with which Flemington disagrees, is not dispositive, however, it may be highly persuasive in subsequent proceedings in the European and individual national patent offices should Flemington decide to proceed in these jurisdictions.

     In October and November 1998, Flemington filed patent applications in Europe and Canada for the buccal polar spray claims. In the former case an Official action has been received and responded to. The latter is not ripe for examination yet.

     Buccal Nonpolar Spray for Nitroglycerin. On April 12, 1996, Flemington filed an application in the PTO directed to the above subject matter. On August 5, 1998 the PTO allowed claims to the above subject matter, and a patent (5869082) was issued in February 1999. On February 21, 1997, Flemington filed a PCT application directed to the above subject matter. The application was rejected for lack of inventive step on the ground that the manner in which the claims differed from the prior art was required by legislation. European and Canadian counterpart applications have been filed. The Canadian application is not yet ripe for examination.

     Buccal/Polar/Nonpolar Sprays (Different Medicaments as Above). An application was filed with the PCT on October 1, 1997 designating a large number of possible countries including the United States. This application differs from the first two applications above in that it utilizes different ingredients. The PCT Examiner allowed two rather limited (but not commercially insignificant) claims, and rejected the remaining claims for lack of inventive step and lack of unity.

     Flemington has made individual filings for patent protection in USA, Japan, Canada, and Europe.


     In  the  United  States, the original application has been refiled as a CIP
(008) directed only to pump spray compositions. An initial Official Action has been received and responded to. No examination is yet due in Japan and Canada. Upon advice of our European Associate, the original application was filed as three separate divisional applications. While some new references have been cited no Official Action has been received in any of these cases.

     Antihistamine Syrup and Ointment. On November 10, 1997, Flemington filed an application with the U.S. PTO for protection of our antihistamine syrup and ointments, a technology to be utilized in Flemington's proposed poison ivy product. In October 1998, the PTO initially rejected the application for this product. The application was refiled in May 2000 with claims directed solely to method of protection claims. The patent (6391282) was granted in May 2002.

     General Comment with Respect to the Foregoing PCT Applications. Flemington is interested in obtaining patent protection in Europe and Canada. It is to be expected that the same examiner who examined these applications in Europe as a PCT examiner will be the examiner who will handle applications in the European "National" Phase. Hence, Flemington anticipates it may be necessary to appeal to the Board of Appeals in Munich. At the present time, it is not possible to accurately predict the expenses involved in pursuing the foregoing applications. However, expenses may exceed $100,000 (in the aggregate for all three applications) before a final disposition is obtained. Flemington expects this process to take between two and four years.

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

Product  Liability

     Flemington may be exposed to potential product liability claims by consumers. We do not presently maintain product liability insurance coverage. Although we will seek to obtain product liability insurance prior to the commercialization of any products, there can be no assurance that we will obtain such insurance or, if obtained, that any such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against us, insufficiency of insurance coverage could have a material adverse effect on us. In addition, certain food and drug retailers require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Failure to satisfy such insurance requirements could impede the ability of Flemington or our distributors to achieve broad retail distribution of our proposed products, which would have a material adverse effect upon the business and financial condition of Flemington.

Customer  Dependence

     Since  inception,  substantially all of our revenues have been derived from consulting activities primarily in connection with product development for various pharmaceutical companies. Among other things, we work with our European clients to obtain regulatory approvals for new drug formulations in the United States. For the year ended July 31, 2001, consulting activities relating to our two (2) largest clients accounted for approximately 40% and 18% respectively, of our revenue. For the year ended July 31, 2000, consulting activities relating to our two largest clients accounted for approximately 27% and 18% respectively, of our revenue. For the year ended July 31, 1999 consulting activities relating to our three largest clients accounted for approximately 19%, 14% and 10% respectively, of our revenue.

Employees

     We currently have 15 full-time employees, 4 of whom are executive officers, 6 of whom are engaged in administrative functions and 5 of whom are laboratory personnel. Our success will be dependent in part, upon our ability to hire and retain additional qualified sales and distribution personnel, however, there can be no assurance that we will be able to hire or retain such necessary personnel. Facilities

     Our executive offices are located at 31 State Highway 12, Flemington, New Jersey. The facility, constituting approximately 4,500 square feet is occupied under a five-year lease which expires during September 2005. Should this tenancy be terminated for any reason, there is ample comparable space available in the area for the us to occupy. Since the manufacture of our products presently is conducted by outside vendors, we do not own or lease any production or manufacturing facilities. We presently are exploring the acquisition of a manufacturing facility.

Legal  proceedings

     There are no legal proceedings pending to which we are a party, and we are unaware of any contemplated material legal actions against us.

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

   Management's discussion and analysis of financial condition and results of operations


General

     Since inception, substantially all of our revenues have been derived from consulting activities, primarily in connection with product development for various pharmaceutical companies. In recent years, we have been shifting our focus away from consulting for other companies to the development of our own products, generally in joint arrangements with other pharmaceutical companies. We have has had a history of recurring losses from operations, giving rise to an accumulated deficit at April 30, 2002 of approximately $8,111,000. Although substantially all of our revenues to date have been derived from our consulting business, our future growth and profitability will be principally dependent upon our ability successfully to develop our products and to enter into license agreements with drug companies which will market and distribute the products utilizing our delivery system. Our revenues from consulting continued to decline during the two years ended July 31, 2001 and are likely to continue to decline in the future as we continue to shift our emphasis away from consulting for clients and towards development of our own products.

     Our financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

     Our continued existence is dependent upon our ability to achieve profitable operations or obtain additional financing. We are currently seeking collaborative arrangements with pharmaceutical companies for joint development of delivery systems and the successful marketing of these delivery systems. In order to pursue this strategy, we will be required to obtain financing and/or consummate a strategic alliance with a well-funded business partner in the near future. In view of our very limited resources, our anticipated expenses and the competitive environment in which we operate, there can be no assurance that our operations will be sustained for the duration of our next fiscal year.

Results  of  Operations

Fiscal  Year  2001  Compared  to  Fiscal  Year  2000

     Consulting Revenues for fiscal 2001 decreased approximately $67,000 or 65% to $36,000 from $103,000 for fiscal 2000. Product Development Revenues for fiscal 2001 increased approximately $85,000 or 47% to $264,000 from $179,000 for fiscal 2000. The decrease in Consulting Revenues and increase in Product Development Revenues was due to our decision to concentrate additional efforts in the area of product development. Interest income for fiscal 2001 decreased approximately $21,000 or 48% to $23,000 from $44,000 for fiscal 2000. The interest income decrease was primarily attributable to significantly lower average cash balances for the 2001 year.

     Total costs and expenses for fiscal 2001 decreased approximately $27,000 or 2% to approximately $1,478,000 from approximately $1,505,000 for fiscal 2000. Consulting costs and expenses for fiscal 2001 decreased approximately $117,000 or 70% to approximately $49,000 from approximately $166,000 for fiscal 2000. This decrease was primarily attributable to an approximate $112,000 decrease in payroll related expenses associated with consulting activities.

      Product Development costs and expenses for fiscal 2001 increased approximately $242,000 or 61% to approximately $642,000 from approximately $400,000 for fiscal 2000. This increase was attributable to an approximate
$194,000 increase in product development payroll expenses, an approximate $40,000 increase in rent expense allocated to product development

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

due to our expanded facilities occupied during October 2000, an approximate $18,000 increase in clinical studies expense and an approximate $12,000 increase in depreciation and amortization expense due to fixed assets acquisitions for laboratory activities. Expense decreases for product development were an approximate $28,000 decrease in legal fees related to intellectual property and an approximate $24,000 decrease in outside laboratory testing due to the establishment of an internal laboratory.

     Selling, General and Administrative costs and expenses for fiscal 2001 decreased approximately $152,000 or 16% to approximately $787,000 from approximately $939,000 for fiscal 2000. This decrease was primarily attributable to an approximate $134,000 decrease in payroll related expenses due to employee resignations and an approximate $47,000 decrease in legal fees due to the satisfaction of our deductible for our D & O insurance policy. Expense increases for selling, general and administrative were an approximate $29,000 increase in outside consultant expenses due to the aforementioned employee resignations and an approximate $12,000 increase in the portion of rent expense allocated to SG&A due to more costly offices occupied during October 2000.

Nine  months  ended  April  30,  2002  Compared  to  April  30,  2001

     Consulting revenues for the 2002 Period increased approximately $193,000 or 136% to $335,000 from $142,000 for the 2001 Period. This revenue increase for the 2002 Period was primarily attributable to an increase in project management of clinical studies for clients.

     Total  costs  and  expenses  for  the  2002  Period increased approximately
$1,878,000  or  166%  to  $3,011,000  from  $1,133,000 for the 2001 Period. This increase includes an approximate $1,413,000 in outside consultant fees primarily due to options issued to consultants, an approximate $142,000 in payroll expense primarily due to additional employees and the establishment of a vacation pay accrual, an approximate $116,000 in legal & professional fees, an approximate $89,000 in bad debt expense, an approximate $32,000 in settlement with a consultant (see note 4), an approximate $31,000 in depreciation and amortization expense due to the earlier purchases of laboratory equipment , an approximate $28,000 in public company expenses due primarily to an increase in the number of outside directors and the increased number of board meetings held during the 2002 Period, an approximate $21,000 in rent expenses due to increased rents for our facilities, occupied in October 2000, and the establishment of our Florida office during October 2001, an approximate $21,000 in trade show and conference expenses, an approximate $18,000 in laboratory expenses due to additional lab employees and an approximate $11,000 in insurance expenses due to increased premiums for directors and officers coverage and additional clinical studies coverage.

     Decreases in costs and expenses for the 2002 Period, as compared to the 2001 Period, includes an approximate $56,000 in laboratory testing and clinical studies costs due primarily to our earlier decision to establish an internal laboratory and an approximate $11,000 in automobile expense. A buy-out of a consultant's contract, during the 2002 Period, resulted in an approximate $32,000 increase in expenses.

     Interest income increased approximately $17,000 or 113% to $32,000 for the 2002 Period from $15,000 for the 2001 Period due to an increased average cash balance in conjunction with reduced interest rates for the 2002 Period.

     Deferred income tax benefit for the 2002 Period was approximately $88,000 compared to approximately $47,000 for the 2001 Period. These benefits resulted from the sale of the Company's New Jersey net operating losses.

     The resulting net loss for the 2002 Period was $2,588,000 compared to a net loss of $929,000 for the 2001 Period.

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

Three  months  ended  April  30,  2002  Compared  to  April  30,  2001

     Operating revenues for the 2002 Period increased approximately $80,000 to $81,000 from $1,000 for the 2001 Period.

     Total  costs  and  expenses  for  the  2002  Period increased approximately
$1,900,000  to  $2,139,000  from  $239,000  for  the 2001 Period.  This increase includes an approximate $1,464,000 in outside consultant fees primarily due to options issued to consultants, an approximate $122,000 in payroll expense primarily due to additional employees and the establishment of a vacation pay accrual, an approximate $83,000 in bad debt expense, an approximate $67,000 in legal & professional fees, an approximate $43,000 in laboratory testing and clinical studies costs, an approximate $26,000 in travel expense, an approximate $17,000 in public company expenses due primarily to an increase in the number of outside directors and the increased number of board meetings held during the 2002 Period, an approximate $13,000 in trade show and conference expenses, an approximate $13,000 in laboratory expenses due to additional lab employees, an approximate $13,000 in insurance expenses, an approximate $12,000 increase in depreciation and amortization expense due to the earlier purchase of internal laboratory equipment, an approximate $8,000 in rent expenses and an approximate $7,000 increase in general outside services.

     Interest income increased approximately $15,000 to $17,000 for the 2002 Period from $2,000 for the 2001 Period due to an increased average cash balance.

     The resulting net loss for the 2002 Period was $2,041,000 compared to a net loss of $236,000 for the 2001 Period.

Liquidity  and  Capital  Resources

     From inception, our principal sources of capital have been provided by consulting revenues, private placements and a public offering of our securities, as well as loans and capital contributions from our principal stockholders. At April 30, 2002, we had working capital of approximately $4,308,000 as compared to working capital of $(236,000) at April 30, 2001 representing a net increase in working capital of approximately $4,544,000.

     Net cash used in operating activities approximated $810,000 for the 2002 Period compared to net cash used in operating activities of approximately $609,000 for the 2001 Period. Net cash used in operating activities for both the 2002 and 2001 Periods was primarily attributable to the net loss of $2,588,000 and $929,000, respectively. For the 2002 Period, $179,000 was used for investing activities compared to $59,000 for the 2001 Period. Total cash flow for the 2002 Period increased approximately $3,945,000 as compared to a $668,000 decrease for the 2001 Period.

     We believe that our current cash levels together with revenues from operations will be sufficient to satisfy our cash requirements for at least 7 months. We have substantial doubt about our ability to continue operations beyond such period without obtaining additional financing and/or consummating a strategic alliance with a well-funded business partner. No assurance can be given that future unforeseen events will not adversely affect our ability to continue operations or to successfully obtain additional financing, which may not be available on terms acceptable to us, if at all.

Inflation

     We do not believe that inflation has had a material effect on our results of operations during the past three fiscal years. There can be no assurance that our business will not be affected by inflation in the future.

New  Accounting  Pronouncements

     See Note 1 to the Financial Statements for a discussion of New Accounting Pronouncements affecting Flemington.

                 Certain relationships and related transactions

     To the best of management's knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which Flemington was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

     During fiscal 2001 we paid Mr. Schaul approximately $85,000 for legal services rendered to us.

     In fiscal 1998, we loaned the principal amount of $60,000 to Dr. Dugger in exchange for a 7% promissory note. The note was due on demand, with interest due quarterly. Interest approximated $4,200 for fiscal 2001. This note was paid in full in January 2002.


     In September 2001, the Company entered into a short-term employment agreement with Robert Galler, who was appointed as Vice President - Corporate Development and a Director. That agreement provided for the issuance to Mr. Galler of options to purchase 700,000 shares of our common stock at an exercise price of $.75 per share. Under the agreement, the vesting of these options was subject to the satisfaction of certain conditions precedent. In December 2001, the agreement with Mr. Galler was amended to recognize the accomplishment of the conditions. Among other things, the term was extended to three years, his compensation was increased, the options became vested, and he was granted an additional 350,000 options (on the same terms) which would become vested upon satisfaction of a condition in the amended agreement.

     During November 2001, we cancelled and reissued certain options under the 1992, 1997 and 1998 Option Plans. An aggregate of 345,000 options were issued to each of Harry A. Dugger and John J. Moroney at an exercise price of $.70 per share (110% of the market price), having a term of five years. An aggregate of 150,000 options were issued to each of Jack Kornreich and Robert Schaul at an exercise price of $.63 per share (100% of the market price), having a term of ten years.

     During December 2001, we received net proceeds of approximately $3,000,000 from a private placement of 4,000,000 units which was purchased by Lindsay
Rosenwald. Each unit consisted of one share of common stock, and a warrant (which expires December 2008) to purchase an additional share of our common stock at an exercise price of $.75. The sale price of each unit is $.75. In March 2002 we received net proceeds of approximately $2,000,000 from a private placement of 2,666,667 additional units at a sale price of $.75 per unit. These units were purchased by Biomedical Investment Group LLC. These warrants expire in March 2009.

     In February 2002, we entered into a consulting agreement with John H. Klein, who was simultaneously elected as our chairman of the Board. The agreement is for a term of one year. Under the agreement, Mr. Klein was granted options to purchase 1,000,000 shares of our common stock at an exercise price of $2.40 per share. The options have a term of ten years and vest in three equal annual installments, beginning in February 2003.

     Also in February 2002, 187,500 options were issued under the 1998 Option Plan; 37,500 to John J. Moroney, and 75,000 to each of Jack Kornreich and Robert Schaul. The options have an exercise price of $2.63 per share and a term of ten years.

     Market  for  common  equity  and  related  stockholders matters

     Since the November 1997 closing of our public offering, our common stock has traded in the over-the-counter market on the OTCBB under the symbol "FLEM". The following table sets forth the range of high and low closing bid quotations of our common stock as reported by the OTCBB for each fiscal quarter for the past three fiscal years. High and low bid quotations represent prices between dealers without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


                                                                Bid  Prices
                                                               High     Low

   FISCAL  2000
   First Quarter (August 1, 1999 through October 25, 1999)     1.687    0.875
   Second Quarter (November 1, 1999 through January 31, 2000)  2.25     .875
   Third Quarter (February 1, 2000 through April 30, 2000)     3.375    1.00
   Fourth Quarter (May 1, 2000 through July 31, 2000)          1.406    .750

   FISCAL 2001
   First Quarter (August 1, 2000 through October 31, 2000)     2.125    .969
   Second Quarter (November 1, 2000 through January 31, 2001)  1.562    .438
   Third Quarter (February 1, 2001 through April 30, 2001)     1.094    .550
   Fourth Quarter (May 1, 2001 through July 31, 2001)           .950    .510

   FISCAL 2002
   First Quarter (August 1, 2001 through October 31, 2001)       .60     .43
   Second Quarter (November 1, 2001 through January 31, 2002)   2.30     .63
   Third Quarter (February 1, 2002 through April 30, 2002)      3.79    2.40
   Fourth Quarter (May 1, 2002 through July 31, 2002)           3.62    1.65

     The closing sales price of our common stock as reported by the OTCBB was $1.82 on August 28, 2002.

     As of July 31, 2002 there were approximately 80 record holders of our common stock.

     We have never declared or paid a dividend on our common stock, and management expects that all or a substantial portion of our future earnings will be retained for expansion or development of our business. The decision to pay dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors such as contractual obligations. Management does not anticipate that we will pay dividends on the common stock in the foreseeable future. Moreover, there can be no assurance that dividends can or will ever be paid.

                             Executive Compensation

     The following table sets forth a summary for the fiscal years ended July 31, 2001, 2000 and 1999, respectively, of the cash and non-cash compensation awarded, paid or accrued by Flemington to our CEO and our four most highly compensated officers other than the CEO, who served in such capacities at the end of fiscal 2001 (collectively, the "Named Executive Officers"). No other executive officer of Flemington earned in excess of $100,000 in total annual salary and bonus for 2001, 2000 and 1999 in all capacities in which such person served Flemington. There were no restricted stock awards, long-term incentive plan payouts or other compensation paid during fiscal 2001, 2000 and 1999 to the Named Executive Officers, except as set forth below:

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                                  AWARDS                PAYOUTS

                                                                             SECURITIES
                                                          OTHER                UNDER-
                                                          ANNUAL   RESTRICTED  LYING                 ALL
NAME AND                    FISCAL                        COMPEN-    STOCK     OPTIONS   LTIP       OTHER
PRINCIPAL POSITION           YEAR      SALARY     BONUS   SATION     AWARDS    SAR (1)  PAYOUTS   COMPENSATION
                              ($)        ($)        ($)     ($)       ($)       (#)       ($)         ($)

Harry A. Dugger, III, Ph.D.
President and CEO              2001   232,000(2)     0      0            0         0       0          0
                               2000   226,000        0      0            0    95,000       0          0
                               1999   210,000        0      0            0         0       0          0
John J. Moroney
Former Director                2001   57,781         0      0            0         0       0          0
                               2000   169,000        0      0            0    95,000       0          0
                               1999   157,500        0      0            0         0       0          0
Donald Deitman
Chief Financial Officer        2001   70,800         0      0            0         0       0          0
                               2000   68,000         0      0            0         0       0          0
                               1999   67,500         0      0            0         0       0          0


(1)     No  Stock  Appreciation  Rights  have  been  issued.
(2)     Includes  $49,000  accrued,  but  unpaid,  salary


                        OPTION GRANTS IN LAST FISCAL YEAR
                               (individual grants)


There were no options granted during fiscal 2001. See "Certain Relationships and Related Party Transactions," above, regarding option grants in fiscal 2002.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercises of options during fiscal 2001 and the number and value of unexercised options held as of the end of fiscal 2001.

                                                                     NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING
                                                                    UNEXERCISED        VALUE OF UNEXERCISED
                                 NUMBER OF                       OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS
                                  SHARES                             YEAR END;       AT FISCAL YEAR END ($);
                                ACQUIRED ON                        (EXERCISABLE/          (EXERCISABLE/
(1)  NAME OF EXECUTIVE OFFICER   EXERCISE    VALUE REALIZED ($)    UNEXERCISABLE)         UNEXERCISABLE)
Harry A. Dugger, III, Ph.D.         0               -                645,000 / 0            0 / 0
John J. Moroney                     0               -                645,000 / 0            0 / 0
Donald Deitman                      0               -                          -               -



Stock  Option  Plans

     Flemington has three stock option plans, adopted in 1992, 1997 and 1998, respectively (collectively referred to as the "Plans"). The 1992 and 1997 Plans provides for the issuance of options to purchase 500,000 shares of common stock, and the 1998 Plan provides for the issuance of options to purchase 1,075,000 shares of common stock, for a total of 2,075,000 shares. The 1997 Stock Option Plan is administered by Harry A. Dugger, III, Ph.D. and John Klein (as of March 27, 2002), who constitute the Compensation Committee of the Board of Directors ("Committee"), and the 1992 Stock Option Plan and 1998 Stock Option Plan are administered by the entire Board of Directors. For purposes of the following discussion, the term "Committee" will be used to reference the Committee with respect to the 1997 Stock Option Plan and the entire Board of Directors with respect to the 1992 Stock Option Plan and 1998 Stock Option Plan, as applicable. The Committee has sole discretion and authority, consistent with the provisions of the Plans, to select the Eligible Participants to whom options will be granted under the Plans, the number of shares which will be covered by each option and the form and terms of the agreement to be used. All employees and officers of the Company are eligible to participate in the Plans.

     At April 30, 2002, 500,000, 500,000 and 787,500 shares of our common stock was reserved for issuance pursuant to the 1992, 1997 and 1998 Plans, respectively. The exercise prices for the outstanding options reserved under the 1992 Plan range between $.63 and $2.00 per share; the exercise prices for the outstanding options reserved under the 1997 Plan range between $.63 and $2.00 per share; and the exercise prices for the outstanding options reserved under the 1998 Plan range between $.63 and $2.63 per share.

     The Committee is empowered to determine the exercise price of options granted under the Plans, but the exercise price of ISOs must be equal to or greater than the fair market value of a share of common stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). The Committee has the authority to determine the time or times at which options granted under the Plans become exercisable, but options expire no later than ten years from the date of grant (five years with respect to Optionees who own at least 10% of the outstanding common stock of Flemington). Options are nontransferable, other than by will and the laws of descent, and generally may be exercised only by an employee while employed by Flemington or within 90 days after termination of employment (one year from termination resulting from death or disability).

     No ISO may be granted to an employee if, as the result of such grant, the aggregate fair market value (determined at the time each option was granted) of the shares with respect to which ISOs are exercisable for the first time by such employee during any calendar year (under all such plans of Flemington and any parent and subsidiary) exceeds $100,000. The Plans do not confer upon any employee any right with respect to the continuation of employment by Flemington, nor do the Plans interfere in any way with the employee's right or Flemington's right to terminate the employee's employment at any time.

Non-Plan  Options

     As of July 31, 2002, we had 2,700,000 non-plan options outstanding as follows: 600,000 options exercisable at $1.84 per share; 700,000 options exercisable at $.75 per share; 1,000,000 options exercisable at $2.40 per share; 250,000 options exercisable at $3.18 per share; and 150,000 options exercisable at $3.02 per share.

Compensation  Committee  Interlocks  and  Insider  Participation

     Harry A. Dugger, III and John Klein (since March 27, 2002) serve as the members of the Company's Compensation Committee, which reviews and makes recommendations with respect to compensation of officers, employees and consultants, including the granting of options under the Company's 1997 Stock Option Plan. The 1992 and 1998 Stock Option Plans are administered by the entire Board.

Compensation  Committee  Report  on  Executive  Compensation

     Compensation of Flemington's executives is intended to attract, retain and award persons who are essential to the enterprise. The fundamental policy of Flemington's executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The Board of Directors utilizes subjective criteria for evaluation of individual performance. The Board focuses on two primary components of Flemington's executive compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and long-term incentive compensation. Flemington has not paid cash incentive bonuses during fiscal 2001.

     Except as set forth herein, Flemington does not have any annuity, retirement, pension, deferred or incentive compensation plan or arrangement under which any executive officer is entitled to benefits, nor does Flemington have any long-term incentive plan pursuant to which performance units or other forms of compensation are paid. Executive officers who qualify will be permitted to participate in Flemington's 1992, 1997 and 1998 Stock Option Plans which were adopted in May 1992, February 1997 and June 1998, respectively. In September 1998 the Board of Directors adopted an investment retirement account plan in which all employees of Flemington are eligible to participate. Executive officers may participate in group life, health and hospitalization plans, if and when such plans are available generally to all employees. The Compensation Committee is satisfied that the compensation and stock option plans provided to the officers of Flemington are structured and operated to create strong alignment with the long-term best interests of Flemington and its stockholders.

     The compensation of Flemington's Chief Executive Officer, Dr. Dugger, for fiscal 2001 consisted of base salary of $ 232,000. Because of an inadequacy of cash flow during the second and third quarters of fiscal 2001, Dr. Dugger agreed to accrue all of his salary until the cash flow situation resolved itself. In May 2001, Dr. Dugger's salary was resumed and one-half of his accrued salary was paid out. The remaining half ($49,000) was paid out in January 2002. In
February 2002, effective January 1, 2002, Dr. Dugger entered into a new three-year employment at a base salary of $248,500 per year (which is subject to increase, see "Employment Agreements and Change in Control Agreements" below). No bonuses, stock grants or option grants were awarded to Dr. Dugger during fiscal 2001. The determination by the Compensation Committee of Dr. Dugger's remuneration is based upon methods consistent with those used for other senior executives. The committee considers certain quantitative factors, including Flemington's financial, strategic and operating performance for the year. The qualitative criteria include Dr. Dugger's leadership qualities and management skills, as exhibited by his innovations, time and effort devoted to Flemington, and other general considerations. The Compensation Committee also takes note of comparable remuneration of other CEOs at similar companies. Based on the performance of Flemington, the Compensation Committee believes that Mr. Dugger's compensation was appropriate.

Employment  Agreements  and  Change  in  Control  Arrangements

     Dr. Dugger. In February 2002, effective January 1, 2002, Dr. Dugger entered into a new three-year employment agreement at a base salary, for the first year, of $248,500 per year (which increases each year by the greater of the CPI index or 5%). Except for the increase in base salary, there was no material difference between the new employment agreement and that previously in effect.


     John Klein. In February 2002, Mr. Klein entered into a one-year consulting agreement at a base compensation of $300,000, plus certain fringe benefits of approximately $72,000 per year. Pursuant to the agreement, he was granted 1,000,000 non-plan options at $2.40 per share. See "Certain relationships and related transactions." In addition, Mr. Klein is entitled to certain success fees upon completion of corporate deals he introduces to Flemington.

     Robert C. Galler. In December 2001, we entered into a three year employment agreement with Mr. Galler, who was appointed Vice President - Corporate Development and elected to the Board of Directors. Pursuant to the agreement, he receives a base salary of $180,000 per year. In addition, he was granted 1,050,000 non-plan options at $.75 per share. See "Certain relationships and related transactions."

     Donald Deitman. In February 2002, effective January 1, 2002, Mr. Deitman entered into a three year employment agreement as our Chief Financial Officer. The agreement provides for a base salary, for the first year, of $125,000 per year (which increases each year by the greater of the CPI index or 5%). All other provisions of the agreement are the same as those in effect for our other executives.

     Mohammed Abd El-Shafy, Phd. In May 2002, we entered into a three year employment agreement with Dr. El-Shafy, who was appointed Vice President-Formulation Development. Pursuant to the agreement, he receives a base salary, for the first year, of $110,000 (which increases each year by the greater of the CPI index or 5%). In addition, he was granted 150,000 non-plan options at $3.02 per share.


     The foregoing agreements also provide for certain non-competition and non-disclosure covenants on the part of such executive. However, with respect to the non-competition covenants, a court may determine not to enforce such provisions or only partially enforce such provisions. Additionally, each of the foregoing agreements (other than John Klein) provides for certain fringe benefits, such as inclusion in pension, profit sharing, stock option, savings, hospitalization and other benefit plans at such times as Flemington shall adopt them.

                                 Legal matters

     The validity of the common stock offered hereby will be passed upon for Flemington by Brown Rudnick Berlack Israels LLP, New York, New York.

                                    Experts

     Certain of the financial statements of Flemington included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Wiss & Company, LLP, independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.


                              Available Information

     Reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's New York Regional office at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, DC 20549 at prescribed rates.

     This Registration Statement, as well as all amendments thereto and subsequent reports, have been and will be filed through the Electronic Data
Gathering,  Analysis  and  Retrieval  ("EDGAR") system.  Documents filed through
EDGAR are publicly available through the Commission's Website at http:/www.sec.gov.

     Statements contained herein as to the contents of any document are summaries of such documents and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. All material information of such exhibits are discussed in this Form SB-2. The Registration Statement may be inspected and copied at the places set forth above.

                          INDEX TO FINANCIAL STATEMENTS









                                                                                             PAGE
FINANCIAL STATEMENT (UNAUDITED) - April 30, 2002

Consolidated Balance Sheets as of April 30, 2002 and July 31, 2001                           F-1
Statements of Operations for the Three Months and Nine Months Ended April 30, 2002 and 2001  F-2
Statement of Changes in Shareholders' Equity For the Nine Months Ended April 30, 2002        F-3
Statements of Cash Flows For the Nine Months Ended April 30, 2002 and 2001                   F-4
Notes to Financial Statements                                                                F-5


FINANCIAL REPORT - JULY 31, 2001

Independent Auditors' Report                                                                 F2-1
Balance Sheet                                                                                F2-2
Statement of Operations                                                                      F2-3
Statements of Changes in Shareholders' Equity                                                F2-4
Statements of Cash Flows                                                                     F2-5
Notes to Financial Statements                                                                F2-6

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS

                                                                             April 30,     July 31,
                                                                               2002          2001
                                                                           -----------   -----------
                                                                          (Unaudited)
                                     ASSETS
CURRENT ASSETS:
  Cash                                                                     $ 4,530,000   $   585,000
  Accounts receivable - trade, less allowance for
    doubtful accounts of $15,000 at  April 30, 2002 and $9,000 at
    July 31, 2001                                                               97,000        92,000
  Prepaid expenses and other current assets                                     79,000        57,000
                                                                           -----------   -----------
            Total Current Assets                                             4,706,000       734,000
                                                                           -----------   -----------

FURNITURE, FIXTURES, AND EQUIPMENT, LESS
  ACCUMULATED DEPRECIATION                                                     301,000       167,000

DEMAND NOTE RECEIVABLE, OFFICER                                                      -        60,000

DUE FROM JOINT VENTURE PARTNER FOR REIMBURSABLE EXPENSES                        10,000         6,000

OTHER ASSETS                                                                    18,000        17,000
                                                                           -----------   -----------
                                                                           $ 5,035,000   $   984,000
                                                                           ===========   ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Accounts payable trade                                                   $   202,000   $    11,000
  Accrued expenses                                                             196,000        77,000
                                                                           -----------   -----------
    Total Current Liabilities                                                  398,000        88,000
                                                                           -----------   -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY):
   Preferred stock, $.01 par value:
        Authorized 1,000,000 shares, none issued
   Common stock, $.001 par value:
        Authorized - 50,000,000 shares
        Issued and outstanding - 14,391,567 shares in 2002 and 7,724,900
        shares in 2001                                                          14,000         8,000
   Additional paid-in capital                                               12,734,000     6,411,000
   Accumulated Deficit                                                      (8,111,000)   (5,523,000)
                                                                           -----------   -----------
           Total Stockholders' Equity (Deficiency)                           4,637,000       896,000
                                                                           -----------   -----------
                                                                           $ 5,035,000   $   984,000
                                                                           ===========   ===========

See  accompanying  notes  to  financial  statements.

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                      Three Months Ended         Nine Months Ended
                                         April  30,                  April  30,
                                  ------------------------   ------------------------
                                     2002          2001          2002          2001
                                  -----------   ----------   -----------   ----------


CONSULTING REVENUES               $    81,000   $    1,000   $   335,000   $  142,000

CONSULTING, SELLING, GENERAL
  AND ADMINISTRATIVE EXPENSES       2,139,000      239,000     3,011,000    1,133,000
                                  -----------   ----------   -----------   ----------

LOSS FROM OPERATIONS               (2,058,000)    (238,000)   (2,676,000)    (991,000)

BUY-OUT OF CONSULTANT'S CONTRACT            -            -       (32,000)

INTEREST INCOME                        17,000        2,000        32,000       15,000
                                  -----------   ----------   -----------   ----------

NET LOSS BEFORE TAXES              (2,041,000)    (236,000)   (2,676,000)    (976,000)

DEFERRED INCOME TAX BENEFIT                 -            -        88,000       47,000
                                  -----------   ----------   -----------   ----------

NET LOSS                          $(2,041,000)  $ (236,000)  $(2,588,000)  $ (929,000)
                                  ============  ===========  ============  ===========
BASIC AND DILUTED LOSS PER
   SHARE                          $      (.15)  $     (.04)  $      (.25)  $     (.16)
                                  ============  ===========  ============  ===========

SHARES USED IN COMPUTATION
  OF BASIC AND DILUTED LOSS
  PER SHARE                        13,432,765    5,881,237    10,332,959    5,879,910
                                  ============  ===========  ============  ===========



See  accompanying  notes  to  financial  statements.

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (Unaudited)

                                              Common Stock
                                          -------------------
                                                                                          Stockholders'
                                                        Par      Paid-in    Accumulated     Equity
                                            Shares     Value     Capital      Deficit     (Deficiency)
                                          ----------  -------  -----------  ------------  ------------
BALANCE, JULY 31, 2001                     7,724,900  $ 8,000  $ 6,411,000  $(5,523,000)  $   896,000
NINE MONTHS ENDED
APRIL 30, 2002  -
  In Connection with private placements,
     net of costs                          6,666,667    6,000    4,928,000            -     4,934,000
  Options issued for services              1,348,000        -    1,348,000
  Warrants issued for services                     -        -       47,000            -        47,000
  Net Loss                                         -        -            -   (2,588,000)   (2,588,000)
                                          ----------  -------  -----------  ------------  ------------
BALANCE, April 30, 2002                   14,391,567  $14,000  $12,734,000  $(8,111,000)  $ 4,637,000
                                          ==========  =======  ===========  ============  ============



See  accompanying  notes  to  financial  statements.

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                   Nine Months Ended
                                                                       April  30,
                                                                -------------------------
                                                                   2002          2001
                                                                ------------  -----------

CASH FLOW FROM OPERATING ACTIVITIES:
  Net  (loss)                                                    $(2,588,000)  $(929,000)
  Adjustments to reconcile net income (loss) to net cash
      flows from operating activities:
      Options issued for services                                  1,348,000
      Warrants issued for Services                                    47,000           -
      Shares Issued for Services                                           -       6,000
      Depreciation & Amortization                                     45,000      12,000
      Allowance for Doubtful Accounts                                 89,000           -
  Changes in operating assets and liabilities:
      Accounts receivable                                            (94,000)    (41,000)
      Due from D&O Insurance Carrier                                       -      61,000
      Prepaid expenses and other current assets                      (22,000)     26,000
      Demand note receivable, officer                                 60,000           -
      Due from joint venture partner for reimbursable expenses        (4,000)     74,000
      Other Assets                                                    (1,000)     (7,000)
      Accounts payable - trade                                       191,000     124,000
      Billings in excess of costs and estimated earnings
         on uncompleted contracts                                          -     (34,000)
      Accrued expenses and other current liabilities                 119,000      17,000
                                                                ------------  -----------
  Net cash flows from operating activities                          (810,000)   (609,000)
                                                                ------------  -----------


CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchase of property and equipment                                (179,000)    (59,000)
                                                                ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES -
  Proceeds received from issuance of common stock through
    a private placement offering                                  4,934,,000           -
                                                                ------------  -----------
NET CHANGE IN CASH                                                 3,945,000    (668,000)

CASH, BEGINNING OF PERIOD                                            585,000     700,000
                                                                ------------  -----------
CASH, END OF PERIOD                                                4,530,000      32,000
                                                                ============  ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                                  $         -   $       -
  Income taxes paid                                             ============  ===========
                                                                 $         -   $       -
                                                                ============  ===========

See  accompanying  notes  to  financial  statements.

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


Note  1     -  Basis  of  Presentation:

               The balance sheet at the end of the preceding fiscal year has been derived from the audited balance sheet contained in the Company's Form 10-KSB and is presented for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made in the interim statements. Results of operations for interim periods are not necessarily indicative of the operating results for a full year.

               The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had a history of recurring losses from operations, giving rise to an accumulated deficit through April 30, 2002. Resulting operating losses and negative cash flows from operations are likely to occur until, if ever, profitability can be achieved through successful marketing of the Company's developed products.

               Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. The financial statements in this report should be read in conjunction with the financial statements and notes thereto included in the Form 10-KSB of Flemington Pharmaceutical Corporation (the "Company"), for the year ended July 31, 2001.

Note  2     -  Stockholder's  Note  Receivable:

               During January 2002, the Company's President repaid a $60,000; 7% demand loan and approximately $5,000 accrued interest to the Company. The Company granted this loan during April 1998.

               Accrued  expenses:

               Approximately $80,000 of accrued employee vacation, approximately $68,000 of accrued clinical study costs for clients and approximately $23,000 of payroll taxes are included in the $196,000 total. The remainder is other accrued expenses and other current liabilities.

Note  3     -  Private  Placement:

               During December 2001 and March 2002, the Company received net proceeds of approximately $4,934,000 from a private placement of 6,666,667 Units of the Company's securities. Each Unit consisted of a common share, par value $.001, and a warrant to purchase an additional share of the company's common stock at an exercise price of $0.75 within seven (7) years. The sale price of each Unit was $0.75.

Note  4     -  Stock  Options  and  Warrants

               Pursuant to an employment agreement dated September 4, 2001, and an amendment in December 2001, the Company granted 1,050,000 non-plan options to Robert C. Galler, a director and officer of the Company. The term of the options is ten years and the exercise price is $.75 per share. 700,000 of these options vested in December 2001. An additional 350,000 options will be issued to Mr. Galler if certain conditions in his employment agreement are achieved. The Company applies Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the related interpretations in accounting for its stock options to employees. See also Note 6.

               During November 2001, the Company cancelled and re-issued to four
               (4) officers and directors of the Company, 440,000 options under the 1992 plan; 150,000 options under the 1997 plan and 400,000 options under the 1998 plan. 345,000 of those options were issued to each of Harry Dugger and John Moroney at an exercise price of $.70 per share (110% of the fair market value on the date of issuance), which options have a term of five (5) years. 150,000 of those options were issued to each of Robert Schaul and Jack Kornreich at an exercise price of $.63 per share, which options have a term of ten (10) years.

               During December 2001, the Company granted an aggregate of 100,000 stock options under the Company's 1998 option plan, exercisable at $0.80 per share for a term of ten (10) years, to four (4) non-managerial employees. The Company applies Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the related interpretations in accounting for its stock options to employees.

               During December 2001, the Company extended the term of 50,000 options previously granted to each of the Company's CEO and Chairman, respectively. These options, previously set to expire on March 25, 2003, now expire on December 10, 2006. All other terms of the options remain unchanged. In accordance with Financial Interpretation No. 44, "Accounting for certain transactions involving Stock Compensation (Interpretation of APB opinion No. 25), no expense was recorded because the exercise price of the option was higher than the price of the common stock on the date that the life of the options was extended.

               During December 2001, the Company's Board of Directors acted to increase the number of options provided by the Company's 1998 option plan from 500,000 to 1,075,000. The Board's action in this respect was submitted for ratification by the shareholders at the Company's 2001 Annual Meeting, held February 15, 2002, at which it was approved.

               During December 2001, to resolve a disagreement with a consultant, the Company agreed to issue 50,000 warrants, having a term of seven (7) years, to purchase the Company's common stock at $0.75 per share, in exchange for which all relationships between the Company and the consultant were terminated. An expense of $33,000 was recorded to recognize the settlement.

               In January 2002, pursuant to an agreement with The Trout Group, LLC (see Note 6, below), the Company issued warrants to purchase 60,000 shares of common stock at an exercise price of $2.00 per share. The warrants have a 5-year life and vest quarterly through October 1, 2002.

               In February 2002, pursuant to a consulting agreement with John H. Klein (see Note 7, below), 1,000,000 options were issued at an exercise price of $2.40 per share with a 10 year life. The options vest and become exercisable in three equal annual installments commencing February 1, 2003. At April 30, 2002, the Company has recorded $599,000 of expense to recognize the value of the options issued in connection with the consulting agreement. The value of the options are being recognized over the life of the consulting agreement.

               In February 2002, the board issued options from the 1998 plan to outside directors. 75,000 options were issued to each of two directors and 37,500 options to one director. These options have an exercise price of $2.69 and a term of 10 years.

               During April 2002, a consultant was issued 250,000 options to provide investment banking assistance to the Company. These options have an exercise price of $3.18 and a term of 10 years. An expense of $749,000 was recorded to recognize these services.

Note  5  -     Deferred  income  tax  benefit:

               On December 19, 2001, the Company received approximately $88,000 as consideration for transferring approximately $1,159,000 of New Jersey net operating loss tax benefit to a third party corporation buyer. The Technology Tax Certificate Transfer Program for transferring net operating loss and R & D tax benefits is the responsibility of New Jersey Economic Development Authority.

Note  6  -     Contracts:

               In September, 2001 the Company entered into an employment agreement with Robert Galler, who became Vice President - Corporate Development and a Director of the Company. The Agreement was amended in December, 2001. Under the Agreement as amended, Mr. Galler was hired for a period of three years, at a base salary of $180,000 per year. See also Note 4.


               During January 2002, the Company entered into a consulting agreement, and will pay $25,000 per quarter through December 31, 2002 for investor relations with The Trout Group, LLC. See also
               Note  4.

               In February 2002 the Company entered into an employment agreement, effective January 1, 2002, with its President, Harry
               A. Dugger III. The Agreement has a term of three years and provides for a base salary of $248,000 per year.

               In February, 2002 the Company entered into an employment agreement, effective January 1, 2002, with its Chief Financial Officer, Donald Deitman. The Agreement has a term of three years and provides for a base salary of $125,000 per year.
                                     F-7

Note  7  -     Related  Parties:

               In February 2002 the Company entered into a consulting agreement with John H. Klein for the rendition of advice regarding strategic transactions. The Agreement has a term of one year, and is renewable annually thereafter. The Agreement provides for base fees of $300,000 per year, with additional compensation payable for the achievement of certain goals set forth in the Agreement. Upon execution of this agreement, 1,000,000 options were issued with a 10 year life at an exercise price of $2.40 per common share. The options vest and become exercisable in three equal annual installments commencing February 1, 2003. In addition, in February 2002, this consultant was elected as a member and Chairman of the Company's Board of Directors.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Flemington Pharmaceutical Corporation


We have audited the balance sheet of Flemington Pharmaceutical Corporation as of July 31, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flemington Pharmaceutical Corporation at July 31, 2001, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had a history of recurring losses from operations, giving rise to a stockholders' deficiency through July 31, 2001 and is currently developing pharmaceutical products which will require substantial financing to fund anticipated product development costs. Resulting operating losses and negative cash flows from operations are likely to occur until, if ever, profitability can be achieved through successful marketing of newly developed products. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                WISS  &  COMPANY,  LLP

Livingston,  New  Jersey
August  31,  2001


                                      F2-1

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                                  BALANCE SHEET
                                  JULY 31, 2001

                                    ASSETS


CURRENT ASSETS:
  Cash                                                                              $   585,000
  Accounts receivable - trade, less allowance for doubtful accounts
    of  $9,000                                                                           92,000
  Prepaid expenses and other current assets. . . . . . . . . . . . . . . . . . . .       57,000
                                                                                    -----------
            Total Current Assets . . . . . . . . . . . . . . . . . . . . . . . . .                    $734,000

FURNITURE, FIXTURES, AND EQUIPMENT, LESS
ACCUMULATED DEPRECIATION OF $95,000                                                                    167,000

DEMAND NOTE RECEIVABLE, SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . . . .                      60,000

DUE FROM JOINT VENTURE PARTNER FOR REIMBURSABLE EXPENSES                         .                       6,000

OTHER ASSETS                                                                                            17,000
                                                                                                   -----------
                                                                                                      $984,000
                                                                                                   ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable-trade                   .                                            $11,000
  Accrued expenses and other current liabilities . . . . . . . . . . . . . . . . .       77,000
                                                                                    -----------

     Total Current Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .                     $88,000


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY :
   Preferred stock, $.01 per value:
        Authorized 1,000,000 shares, none issued                                              -
   Common stock $.001 par value:
        Authorized - 50,000,000 shares
           Issued and outstanding -7,724,900 shares. . . . . . . . . . . . . . . .        8,000
   Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . . . . . . .    6,411,000
   Accumulated Deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (5,523,000)
                                                                                    -----------

           Total Stockholders' Equity                .                                                 896,000
                                                                                                   -----------
                                                                                                      $984,000
                                                                                                   ===========

See  accompanying  notes  to  financial  statements.


                                      F2-2

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS

                                                              Year Ended
                                                               July 31,
                                                      -------------------------
                                                           2001        2000
                                                      -----------   -----------
REVENUES:
   Consulting. . . . . . . . . . . . . . . . . . . .  $    36,000   $   103,000
   Product Development . . . . . . . . . . . . . . .      264,000       179,000
                                                      -----------   -----------
                                                          300,000       282,000
                                                      -----------   -----------
COST AND EXPENSES:
  Consulting . . . . . . . . . . . . . . . . . . . .       49,000       166,000
  Product                                                 642,000       400,000
development. . . . . . . . . . . . . . . . . .
  Selling, general and
    administrative expenses. . . . . . . . . . . . .      787,000       939,000
                                                      -----------   -----------
                                                        1,478,000     1,505,000
                                                      -----------   -----------


LOSS FROM                                              (1,178,000)   (1,223,000)
OPERATIONS. . . . . . . . . . . . . . . . .

INTEREST INCOME                                            23,000        44,000
INCOME. . . . . . . . . . . . . . . . .
                                                      -----------   -----------

NET LOSS BEFORE TAXES                                  (1,155,000)   (1,179,000)

  Deferred Income Tax Benefit. . . . . . . . . . . .       46,000             -

                                                      -----------   -----------


NET LOSS . . . . . . . . . . . . . . . . .            $(1,109,000)  $(1,179,000)
                                                      ===========   ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING. . . . . . . . . . . . . . . . .            6,326,000     4,447,000
                                                      ===========   ===========

BASIC AND DILUTED LOSS
PER COMMON SHARE:
  Net
Loss . . . . . . . . . . . . . . . . . . . . .        $      (.18)  $      (.27)
                                                      ===========   ===========

See  accompanying  notes  to  financial  statements.

                                      F2-3

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                              Common Stock
                                         ----------------------
                                                                  Additional
                                                         Par        Paid-in        Accumulated   Stockholders'
                                            Shares      Value      Capital          Deficit        Equity
                                         ------------  --------  ------------  ---------------  ------------
BALANCE,  JULY 31, 1999                   3,877,300     $4,000    $4,268,000     $(3,235,000)    $1,037,000
                                         ------------  --------  ------------  ---------------  ------------
YEAR ENDED JULY 31, 2000
  In connection with private placement,
  net of costs                              2,000,000     2,000       982,000               -       984,000
  Net Loss                                          -         -             -      (1,179,000)   (1,179,000)
                                         ------------  --------  ------------  ---------------  ------------
BALANCE, JULY 31, 2000                      5,877,300    $6,000    $5,250,000     $(4,414,000)      $842,000
                                         ------------  --------  ------------  ---------------  ------------

YEAR ENDED JULY 31, 2001
  Common Shares Issued for Services             3,937         -         6,000               -         6,000
  In connection with private placement,
  net of costs                              1,843,663     2,000     1,155,000               -     1,157,000
  Net Loss                                          -         -             -      (1,109,000)   (1,109,000)
                                         ------------  --------  ------------  ---------------  ------------
BALANCE, JULY 31, 2001                      7,724,900    $8,000    $6,411,000     $(5,523,000)     $896,000
                                         ============  ========  ============  ===============  ===========



    See  accompanying  notes  to  financial  statements.


                                      F2-4

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                        Year Ended
                                                                        July  31,
                                                                --------------------------
                                                                    2001          2000
                                                                ------------  ------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net  loss                                                     $(1,109,000)  $(1,179,000)
  Adjustments to reconcile net loss to net cash
      flows from operating activities:
      Shares issued for services                                      6,000             -
      Options issued for services                                         -        10,000
      Depreciation and amortization                                  24,000        14,000
      Changes in operating assets and liabilities:
      Accounts receivable                                           (46,000)       76,000
      Due from D&O Insurance Carrier                                 86,000       (86,000)
      Prepaid expenses and other current assets                      (5,000)        6,000
      Due from Joint Venture partner for reimbursable expenses       74,000       (80,000)
      Other Assets                                                   (7,000)        9,000
      Accounts payable - trade                                      (57,000)       20,000
      Billings in excess of costs and estimated earnings
        on uncompleted contracts                                    (49,000)       49,000
      Accrued expenses and other current liabilities                (23,000)       22,000
                                                                ------------  ------------
         Net cash flows from operating activities                (1,106,000)   (1,139,000)
                                                                ------------  ------------


CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchase of property and equipment                               (166,000)       (9,000)
                                                                ------------  ------------
        Net cash flows from investing activities                   (166,000)       (9,000)
                                                                ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Private placement                                               1,157,000       984,000
                                                                ------------  ------------
      Net cash flows from financing activities                    1,157,000       984,000
                                                                ------------  ------------
NET CHANGE IN CASH                                                 (115,000)     (164,000)
CASH,  BEGINNING OF YEAR                                            700,000       864,000
                                                                ------------  ------------
CASH,  END OF YEAR                                              $   585,000   $   700,000
                                                                ============  ============


SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid                                               $         -   $         -
                                                                =============  ============
    Income taxes paid                                           $         -   $         -
                                                                =============  ============

See accompanying notes to financial statements.


                                      F2-5

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


Note  1  -     Nature  of  the  Business  and  Summary of Significant Accounting
               Policies:

               Nature of the Business - Flemington Pharmaceutical Corporation (the "Company") , which was formerly incorporated under the laws of New Jersey was reincorporated in the State of Delaware in November 1998. The Company is engaged in domestic and international consulting activities and the development of novel pharmaceutical products combining presently marketed drugs with innovative patent-pending oral dosage delivery systems of the Company, designed to enhance and accelerate the onset of the therapeutic benefits which the drugs are intended to produce. Management intends to develop the products in collaboration with pharmaceutical companies having significant existing sales of the pharmaceutical compounds being incorporated into the Company's dosage delivery systems, thereby creating a more effective, and more attractive product.

               Revenues and Costs - Revenues from contract clinical research are recognized as earned.

               Contract costs normally consist of fees paid to outside clinics for studies and an allocable portion of the Company's operating expenses. General and administrative costs pertaining to contracts are charged to expense as incurred.

               Financial Instruments - Financial instruments include cash, accounts receivable, amounts due from joint venture partner, loans to stockholders and employees, accounts payable, and accrued expenses. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management.

               Furniture, Fixtures and Equipment - Furniture, fixtures and equipment are stated at cost. The Company provides for depreciation using accelerated methods, based upon estimated useful lives of 5 to 7 years for furniture, fixtures and equipment.

               Income Taxes - Temporary differences between financial statement and income tax reporting result primarily from net operating losses and reporting on the cash basis of accounting for tax reporting purposes. As a result of these temporary differences, the Company has recorded a deferred tax asset with an offsetting valuation allowance for the same amount.

               Defined Contribution Retirement Plans - The Company has a Simple IRA retirement plan providing for contributions at management's discretion. During the years ended July 2000 and July 2001, the Company made contributions to the retirement plan of approximately $5,000 and approximately $15,000, respectively.


               Risk  Concentrations:

               (a) Credit Risk - The Company maintains its cash balances in financial institutions that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 each. Such balances, at times, may exceed the FDIC limits.

                                      F2-6

               (b) Major Customers - During fiscal 2001, the Company had revenue from two customers located in United States approximating 40% and 18%, respectively, of the Company's total revenue.

                    During fiscal 2000, the Company had revenue from two customers located in the United States approximating 27% and 18%, respectively, of the Company's total revenue.

               (c) Accounts Receivable - At July 31, 2001, the Company had unsecured accounts receivable from one customer located in United States of America and one customer located in France, approximating 55% and 30%, respectively, of the Company's total accounts receivable. At July 31, 2000, the Company had unsecured accounts receivable from one customer located in the United States, one customer located in France and one customer located in the United Arab Emirates, approximating 33%, 20% and 15%, respectively, of the Company's total accounts receivable. The Company has long-standing relationships with its principal customers and feels that credit risk associated with these customers is limited. With regard to new customers, the Company receives customer referrals through long standing relationships.

               (d) Supplier Dependence - The Company believes that certain raw materials, including inactive ingredients, are available only from a limited number of suppliers internationally and that certain packaging materials intended for use in connection with its spray products currently are available from limited supply sources. The Company does not believe it will encounter difficulties in obtaining inactive ingredients or packaging materials necessary for the manufacture of its products. However, there can be no assurance that the Company will be able to enter into satisfactory purchasing agreements or arrangements, thereby, causing a potential significant adverse effect on the Company's ability to arrange for the manufacture of formulated products.



               Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               Earnings (Loss) per Share - Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" requires the disclosure of both diluted and basic earnings per share. Basic earnings per share is based on the weighted average of all common shares outstanding. The computation of diluted earnings per share does not assume the conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share.

               Recent Accounting Pronouncements - In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 provides new guidance on the accounting for a business combination at the date a business combination is completed. Specifically, it requires use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating use of the pooling-of-interests method. SFAS No. 142 establishes new guidance on how to account for goodwill and intangible assets after a business combination is completed. Among other things, it requires that goodwill and certain other intangible assets will no longer be amortized and will be tested for impairment at least annually and written down only when impaired. This statement will

                                      F2-7
               apply to existing goodwill and intangible assets, beginning with fiscal years starting after December 15, 2001. The Company is currently evaluating these statements but does not expect that they will have a material impact as the results of operations of financial position of the Company.


               In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." The Company adopted SAB 101 as of August 1, 2000. The adoption of SAB 101 did not have an effect on the results of operations or financial portion of the Company.

               In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities which, as amended, will be effective for its fiscal year ending July 31, 2001. The Company does not expect any significant impact to its financial statements from SFAS No. 133.

Note  2  -  Management's  Plans to Overcome Operating and Liquidity Difficulties

               The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

               The Company's continued existence is dependent upon its ability to achieve profitable operations or obtain additional financing. The Company is currently seeking collaborative arrangements with pharmaceutical companies for the joint development of delivery systems and the successful marketing of these delivery systems. The Company is exploring merger opportunities or other strategic alternatives to fund future operations.

               In view of the Company's very limited resources, its anticipated expenses and the competitive environment in which the Company operates, there can be no assurance that its operations will be sustained for the duration of its next fiscal year.

Note  3  -  Prepaid  and  Accrued  expenses:

               Prepaid expenses and other current assets - Approximately $38,000 of prepaid supplies and an approximate $5,000 employee loan (see note 6) are included in the $57,000 total. The remainder is prepaid expenses and other current assets.

               Accrued expenses and other current liabilities - Approximately $49,000 of accrued salary and related payroll taxes due to the Company's president and CEO are included in the $77,000 total. The remainder is accrued expenses and other current liabilities.

Note  4  -  Furniture,  Fixtures  and  Equipment

               Furniture,  fixtures  and  equipment  is  summarized  as follows:

                                                                 July 31, 2001
                                                                 -------------
                                  Equipment                          $ 198,000
                                  Furniture and fixtures                64,000
                                                                 -------------
                                                                       262,000
                                  Less:            Accumulated          95,000
                                  depreciation                   =============
                                                                     $ 167,000
                                                                 =============
                                      F2-8

Note  5  -     Stockholders'  equity:

               Preferred Stock - The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of Preferred Stock. None of such Preferred Stock has been designated or issued to date. The Board is authorized to issue shares of Preferred Stock from time to time in one or more series and to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting, terms of redemption and liquidation.

Note  6  -     Related  Party  Transactions:

               Employee Note Receivable - During June 2001, the company granted a six (6) months loan of approximately $5,000 to an employee. This loan provides for seven percent (7%) annual interest.

               Forgiven Salary - During April 2001, the Company's chairman resigned as an employee and forgave approximately $72,000 of accrued and unpaid salary. The Company agreed to a four (4) months consulting contract with the chairman's consulting company for an immediate cash payment of $25,000 and a $6,500 per month fee.

               Legal Fees - The Company has incurred legal fees with an officer and director of the Company. These fees approximated $85,000 and $66,000 for the years ended July 31, 2001 and 2000, respectively.

               Stockholder's Note Receivable - In April 1998, the Company lent $60,000 to its President. The note is due on demand with interest at 7% due quarterly. Interest approximated $4,200 for each of the two years ended July 31, 2001.

Note  7  -     Commitments  and  Contingencies:

               Joint Venture - In December 1997, the Company entered into a joint venture agreement with a business development corporation for the purposes of developing products. For the year ended July 31, 2001, approximately $46,000 total costs had been recorded for this venture and approximately $23,000 had been invoiced to the joint venture partner. At July 31, 2001, approximately $6,000 was due from the joint venture partner.

               Leases - In August 2000, the Company entered into a 5-year lease agreement, effective October 2000, for approximately 4,500 square feet of office, laboratory and manufacturing space. Annual rent is approximately $63,000, for each year, plus real estate taxes, currently estimated to be approximately $11,000 annually. Previously, the Company rented office space on a month to month basis. Rent expense for the Company totaled approximately $69,000 and $26,000 for the years ended July 31, 2001 and 2000, respectively.

               Government Regulation - The development, manufacture and commercialization of pharmaceuticals are subject to extensive regulation by various federal and state government entities. The Company cannot determine the impact of government regulations on the development of its delivery systems.

Note  8  -     Income  Taxes:

               No provision for current and deferred income taxes is required for the years ended July 31, 2001 and 2000.

                                      F2-9

               The significant components of the Company's net deferred tax asset are summarized as follows:

                                                               July 31
                                                      ------------------------
                                                          2001         2000
                                                      -----------  -----------
Differences between the cash basis of accounting
for income tax reporting and the accrual basis
for financial reporting purposes                      $  (27,000)  $  (19,000)
 Net operating loss carryforwards. . . . . . . .        2,003,00     1,610,00
                                                               0            0
                                                      -----------  -----------
                                                       1,976,000    1,591,000

Valuation allowance                                    1,976,000     1,591,000
                                                      -----------  -----------
Net deferred tax asset . . . . . . . . . . . . .      $        -   $        -

                                                      ===========  ===========

The following is a reconciliation of income tax benefit computed at the 34% statutory rate to the provision for income taxes:

                                                      ------------------------
                                                          2001         2000
                                                      -----------  -----------
Tax at statutory rate. . . . . . . . . . . . .        $ 377,000    $ 401,000
State Income Tax. . . . . . . . . . . . .                48,000       47,000
Valuation allowance. . . . . . . . . . . . .           (425,000)    (448,000)
                                                      -----------  -----------
                                                      $       -    $       -
                                                      ===========  ===========

               A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's prior history of recurring losses, that a full valuation allowance is appropriate at July 31, 2001 and 2000.

               At July 31, 2001, the Company has federal and state net operating loss carryforwards for financial reporting and income tax purposes of approximately $5,516,000 and $2,381,000, respectively, which can be used to offset current and future taxable income through the year 2021. During fiscal 2001 the Company sold a portion of its state net operating loss carryforwards realizing approximately $46,000. The Company has been informed that it is eligible to sell another portion of its state NOL during fiscal 2002.

Note  9  -     Stock  Options:

               At July 31, 2001, the Company had three plans to allow for the issuance of stock options and other awards, the 1992 Stock Option Plan, the 1997 Stock Option Plan and the 1998 Stock Option Plan (the "Plans"). The total number of shares of common stock reserved for issuance, either as incentive stock options ("ISO's") under the Internal Revenue Code or as non-qualified options, under each of the Plans is 500,000 shares. ISOs may be granted to employees and officers of the Company and non-qualified may be granted to consultants, directors, employees and officers of the Company. Options to purchase Company's common stock could not be granted at a price less than the fair market value of the common stock at the date of grant and will expire not more than ten years from the date of grant. ISOs granted to a 10% or more stockholder could not be for less than 110% of fair market value or for a term of more than 5 years.

                                      F2-10

               The Company uses the intrinsic value method prescribed by APB Opinion No. 25 to measure compensation expense. If the fair value method had been used to measure compensation expense as prescribed by SFAS No. 123, net loss would have increased by $361,000 or $.08 per share to $1,540,000 or $.35 per share for fiscal  2000.  There  were  no  options  granted  in fiscal 2001.

               The fair value of options granted in fiscal 2000 were estimated at the date of grant using a Black-Sholes option model with the following weighted-average assumptions, respectively: risk-free interest rates of 5.5% yield of 0.0% volatility factors of the expected market price of the Company's Common Stock of 10% to 174% and a weighted-average expected life of the options of five
               (5)  to  ten  (10)  years.

               The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. When the Company shares were not traded publicly, the employee stock options had characteristics significantly different from those of publicly traded options. Because changes in the subjective input assumptions can materially affect fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single estimate of the fair value of its employee stock options.

               Information with respect to stock option activity is as follows (in thousands, except exercise price amounts):

                                                             Outstanding Options
                                                       -------------------------------
                                           Options          Number of        Weighted
                                        Available for        Options         Average
                                           Grant                          Exercise Price
                                      ----------------    -------------  ---------------
Balance at August 1,  1999                 400                1,900          $1.66
Grants                                    (400)                 400            .93
Exercises                                    -                    -              -
Cancellations                                -                    -              -
Balance at July 31, 2000                     -                2,300           1.53
                                         -----                -----          -----
Grants                                       -                    -              -
Exercises                                    -                    -              -
Cancellations                                -                    -              -
Balance at July 31, 2001                     -                2,300          $1.53
                                         =====                =====          =====


Option  price  per  share:  $.88  -  $2.00
Options  exercisable:  2,300,000

The following table summarizes significant ranges of outstanding and exercisable options at July 31, 2001 (in thousands, except exercise price amounts):

                                        Outstanding Options            Options Exercisable
                                    --------------------------      -------------------------
                                              Weighted   Weighted
                                              Average    Average                   Weighted
                                             Remaining   Exercise                   Average
                                   Option     Life in     Price          Option    Exercise
Range of Exercise Prices              s        Years                        s        Price
------------------------           ------    ---------   -------         ------     -------

0.51 -
$1.00 . . . . .                    680       4.5         $  .95             680       $ .95
-
$1.50 . . . . .                    120       2.5           1.11             120        1.11
1.51 -
$2.00 . . . . .                  1,500       4.9           1.83           1,500        1.83
                              --------  --------       --------          ------     -------
                                 2,300       4.7          $1.53           2,300       $1.53
                              ========  ========       ========          ======     =======

                                      F2-11

               In addition to stock options issued by the Company under the Plans, the Company has reserved 2,105,472 shares of common stock for non-plan options and warrants as detailed below.

               Non-plan Options and Warrants - At July 31, 2001 there were outstanding the following classes and numbers of instruments exercisable for Common Stock:

               A. 680,000 Class A Warrants, issued in connection with the Public Offering, exercisable until November 2002, to purchase a like number of shares of Common Stock at an exercise price of $5.80 per share.


               B. 68,000 warrants, issued to the Underwriter in connection with the Public Offering, exercisable until November 2002, to purchase 68,000 units, each consisting of one share of Common Stock and one Class A Warrant at an exercise price of $9.74 per unit. Each Class A Warrant included in the units is exercisable on the same terms as is described above in paragraph A.

               C. 800,000 stock options, not issued under any of the plans, as follows:

                    - 300,000 options each issued to the Company's President and Chairman of the Board of Directors, for a total of 600,000, having an exercise price of $1.84 per share, issued in connection with their respective employment agreements in June 1997, exercisable until November 2007.

                    - 100,000 options each issued to the Company's Vice President for Research and Development and Vice President for Product Development in May 1998, for a total of 200,000, in connection with their respective employment agreements, having an exercise price of $1.75 per share, exercisable until May 2008. These options expired in August 2001.

               D. 100,000 warrants issued to a consulting company exercisable until March 2003 at a price of $2.50.

               E. 200,000 warrants issued to a consulting company exercisable until November 2010 at a price of $.75.

               F. 257,472 warrants at $.75 per share issued to broker/dealers in connection With the fiscal year 2001 private placement. 50,000 warrants expire in October 2010, and remaining warrants of 207,472 shares expire in May 2011.

                                      F2-12

---------------------------------------  ---------------------------------------

       You  should  rely  only  on  the
information  contained in this document.
We have not authorized anyone to provide
you  with information that is different.
This  document may only be used where it
is  legal  to sell these securities. The
information in this document may only be   Flemington Pharmaceutical Corporation
accurate  on  the date of this document.

                                           Distribution of 16,443,151 shares of
    Additional  risks and uncertainties                common stock
 not  presently  known     or  that  are
 currently  deemed immaterial  may  also
 impair  our  business  operations.  The
 risks  and  uncertainties described  in
 this  document   and  other  risks  and
 uncertainties which  we may face in the
 future  will have  a  greater impact on              ----------------
 those  who  purchase  our  common stock.                PROSPECTUS
 These   purchasers  will  purchase  our              ----------------
 common stock at the market price or at
 a privately negotiated price and will
 run the  risk  of     losing  their
 entire investment.



                                                    September __, 2002


---------------------------------------  ---------------------------------------
                                        2

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24.  Indemnification  of  Directors  and  Officers

     Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

     Article Ninth of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Article Tenth provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 145 of the GCL.

     The effect of the foregoing is to require Flemington to the extent permitted by law to indemnify the officers and directors of Flemington for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Flemington, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling
Flemington pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We currently have liability insurance coverage for our officers and directors.

Item  25.  Other  Expenses  of  Issuance  and  Distribution

     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

            SEC  registration  fee. . . . . . . . . . . . . . . .  $  4,394.83
            Printing  and  engraving  expenses. . . . . . . . . .  $  2,500.00
            Accounting  fees  and  expenses . . . . . . . . . . .  $  5,000.00
            Attorneys'  fees  and  expenses . . . . . . . . . . .  $ 40,000.00
            Transfer  agent's  fees  and  expenses. . . . . . . .  $  1,500.00
            Miscellaneous                                          $  1,605.17
                                                                    ----------

                  Total                                            $ 55,000.00
                                                                    ----------

Item  26.  Recent  Sales  of  Unregistered  Securities.

     Set forth below is information regarding the issuance and sales of Flemington's common stock without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

     During July 2002, we issued 35,106 shares of common stock (via cashless exercise of warrants to purchase 48,142 shares). The sales were made in reliance of Section 3(a)(9) of the Act.

     During June 2002, we issued 14,379 shares of our common stock (via cashless exercise of warrants to purchase 19,216 shares). The sale was made in reliance of Section 3(a)(9) of the Act.


     During March 2002, we issued 2,666,667 units (each consisting of one share of common stock and one warrant to purchase a share of common stock at $.75 per share) at $.75 per unit, to an accredited investor pursuant to Section 4(2) of the Act.

     During December 2001, we issued 4,000,000 units (each consisting of one share of common stock and one warrant to purchase a share of common stock at $.75 per share) at $.75 per unit, to an accredited investor pursuant to Section 4(2) of the Act.

     In May 2001, we issued 1,843,663 shares of our common stock, in a private placement, at $.75 per share, to accredited investors. The sales were made in reliance of Section 4(2) of the Act. We paid $138,275 in commissions in connection with that transaction.

     In October 2000, we issued 3,937 shares of our common stock to an investor relations firm. The sale was made in reliance on Section 4(2) of the Act.

     In April 2000, we issued 2,000,000 shares of our common stock, in a private placement, at $0.50 per share, to accredited investors. The sales were made a reliance on Section 4(2) of the Act. We paid no commissions in connection with that transaction.

Item  27.  Exhibits
Exhibit



EXHIBIT
NUMBER       NAME
------      ----

       INCORPORATED DOCUMENTS                               SEC EXHIBIT REFERENCE
       ----------------------------------------  --------------------------------------------
                                                 As filed with the Registrant's Preliminary
 2.1   Agreement of Merger dated as of           Proxy Statement on October 20, 1998, File
       October 29, 1998                          No. 000-23399

                                                 As filed with the Registrant's Preliminary
 3.1   Certificate of Incorporation of the       Proxy Statement on October 20, 1998, File
       Registrant, as amended                    No. 000-23399

                                                 As filed with the Registrant's Preliminary
                                                 Proxy Statement on October 20, 1998, File
 3.2   Bylaws of the Registrant, as amended      No. 000-23399

 4.1   Form of Warrant Agreement relating to     As filed with the Registrant's Form SB-2, on
       Public Warrants                           October 31, 1997, File No. 333-33201

                                                 As filed with the Registrant's Form SB-2, on
 4.3  Form of Class A Warrant Certificate        October 31, 1997, File No. 333-33201

 4.4  Form of Underwriters' Option              As filed with the Registrant's Form SB-2, on
      Agreement                                 October 31, 1997, File No. 333-33201

 5    Opinion of Brown Rudnick Berlack
      Israels LLP*

10.1   Employment Agreement with Harry A.       As filed with the Registrant's Form SB-2, on
       Dugger, III, Ph.D.                       April 15, 2002, File No. 333-86262

10.2   Employment Agreement with John J.         As filed with the Registrant's Form SB-2, on
       Moroney                                   October 3, 1997, File No. 333-33201

10.3   Agreement dated December 7, 1996          As filed with the Registrant's Form SB-2, on
       between the Registrant and Altana, Inc.   August 8, 1997, File No. 333-33201

                                                 As filed with the Registrant's Form SB-2, on1
10.4   Registrant's 1992 Stock Option Plan       August 8, 1997, File No. 333-33201

10.5   Form of Option Agreement under the        As filed with the Registrant's Form SB-2, on
       1992 Stock Option Plan                    October 3, 1997, File No. 333-33201

                                                 As filed with the Registrant's Form SB-2, on
10.6   Registrant's 1997 Stock Option Plan       August 8, 1997, File No. 333-33201

10.7   Form of Option Agreement under the        As filed with the Registrant's Form SB-2, on
       1997 Stock Option Plan                    October 3, 1997, File No. 333-33201

                                      II-3


10.8   Agreement with Rapid Spray                As filed with the Registrant's Form SB-2, on
      (Clemastine) dated June 2, 1992            August 8, 1997, File No. 333-33201

10.9  Agreement with Rapid Spray                 As filed with the Registrant's Form SB-2, on
      (Nitroglycerin) dated June 2, 1992         August 8, 1997, File No. 333-33201

10.10 Agreement with Creative Technologies,     As filed with the Registrant's Form SB-2, on
      Inc. dated December 26, 1996               October 3, 1997, File No. 333-33201

10.11  Registrant's 1998 Stock Option Plan       As filed with the Registrant's Preliminary
                                                 Proxy Statement on October 20, 1998,
                                                 File No. 000-23399

10.12  Employment Agreement with Donald P.       As filed with the Registrant's Form 10-KSB
       Cox, Ph.D.                                on October 28, 1999, File No. 000-23399

10.13  Employment Agreement with Kenneth         As filed with the Registrant's Form 10-KSB
       Cleaver, Ph.D.                            on October 28, 1999, File No. 000-23399

10.14  Amendment to Consulting Agreement         As filed with the Registrant's Form 10-KSB
       with Saggi Capital Corp. dated March      on October 28, 1999, File No. 000-23399
       25, 1998

10.15  Agreement with Altana, Inc., dated        As filed with the Registrant's Form 10-KSB/A
       December 7, 1996                          on September 26, 2001, File No. 000-23399

10.16  Agreement with CLL Pharma dated           As filed with the Registrant's Form 10-KSB/A
       February 12, 1998                         on September 26, 2001, File No. 000-23399

10.17  Agreement with Nace Resources, Inc.,
       dated December 29, 1997, together
       with Amendment Number 1 dated
       February 9, 1998; Amendment Number
       2 dated November 29, 1999; and,
       Amendment Number 3, dated May 5,         As filed with the Registrant's Form 10-KSB/A
       2000                                     on September 26, 2001, File No. 000-23399

10.18   Agreement with PolyMASC
        Pharmaceuticals plc, dated July 25,      As filed with the Registrant's Form 10-KSB/A
        2000                                     on September 26, 2001, File No. 000-23399

10.19   Authorization to proceed with Innovex,
        Inc. and Novartis Pharmaceuticals        As filed with the Registrant's Form 10-KSB/A
        Corp., dated June 15, 2000               on September 26, 2001, File No. 000-23399

10.20   Consulting Agreement with John           As filed with the Registrant's Form SB-2, on
        Klein                                    April 15, 2002, File No. 333-86262

                                      II-4


10.21   Employment Agreement with Robert         As filed with the Registrant's Form SB-2, on
        Galler                                   April 15, 2002, File No. 333-86262

10.22   Employment Agreement Amendment           As filed with the Registrant's Form SB-2, on
        No. 1 with Robert Galler                 April 15, 2002, File No. 333-86262

10.23   Employment Agreement with Donald         As filed with the Registrant's Form SB-2, on
        Deitman                                  April 15, 2002, File No. 333-86262

                                                 Incorporated by Reference to Schedule 13D
10.24   Common Stock and Warrant Purchase        filed on December 21, 2001 by Lindsay A.
        Agreement dated December 12, 2001.       Rosenwald, M.D.

10.25   Amendment No. 1 to Common Stock          As filed with the Registrant's Form SB-2, on
        and Warrant Purchase Agreement           April 15, 2002, File No. 333-86262

10.26   Employment Agreement with Mohammed
        Abd El-Shafy, Phd.*

11.1    Computation of earnings per share*

23      Consent of Wiss & Company LLP*


   *  Filed herewith

                                      II-5


Item  28.     Undertakings.

     The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of Securities Act.


          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(B) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hunterdon, State of New Jersey, on August 30, 2002.

                                   FLEMINGTON  PHARMACEUTICAL  CORPORATION

                                   By:  /s/     Harry  A.  Dugger,  III
                                        -----------------------------------
                                        Harry  A.  Dugger,  III,  President

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



NAME                                          TITLE                              DATE
----                                          -----                              ----
/s/  Harry  A.  Dugger,  III    President, Chief Executive Officer        August 30, 2002
----------------------------    (Principal Executive
Harry A. Dugger, III            Officer)  and  Director


/s/  Donald  Deitman            Chief  Financial  Officer
--------------------            (Principal  Financial  Officer)           August 30, 2002
Donald  Deitman

/s/John  Klein                  Chairman  of  the  Board                  August 30, 2002
--------------
John  Klein

/s/  Robert  F.  Schaul         Secretary  and  Director                  August 30, 2002
-----------------------
Robert  F.  Schaul

/s/  Jack  J.  Kornreich        Director                                  August 30, 2002
------------------------
Jack  J.  Kornreich

/s/  Robert  C.  Galler         Director                                  August 30, 2002
-----------------------
Robert  C.  Galler
